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Coventry Health Care, Inc.

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6705 Rockledge Drive, Suite 900
Bethesda, MD 20817-1850
301-581-0600

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 20, 2010

To our Stockholders:

You are cordially invited to attend our 2010 Annual Meeting of Stockholders, which will be held on Thursday, May 20, 2010, at 8:00 a.m., Eastern Time, at the Four Seasons Hotel Washington DC, 2800 Pennsylvania Avenue NW, Washington, DC 20007, Telephone (202) 342-0444. The meeting will be held for the following purposes:

1.	To elect L. Dale Crandall, Elizabeth E. Tallett, Allen F. Wise and Joseph R. Swedish as Class I Directors to serve until the annual meeting of stockholders in 2013, and to elect Michael A. Stocker, M.D. as a Class II Director to serve until the annual meeting of stockholders in 2011;

2. To ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for 2010;

3.	To consider three stockholder proposals set forth in the attached proxy statement, each if properly presented at the meeting; and

4.	To transact such other business as may properly come before the meeting or at any adjournment(s) thereof.

We are pleased to take advantage of Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the internet. These rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our annual meeting. As a result, we are mailing a notice of internet availability to many of our stockholders instead of paper copies of our proxy statement and our annual report. The notice contains instructions on how to access those documents over the internet. The notice also contains instructions on how stockholders can receive a paper copy of our proxy materials, including the proxy statement, our 2009 Annual Report and a form of proxy card.

All holders of record of the Company’s common stock at the close of business on Monday, March 22, 2010, are entitled to vote at the 2010 Annual Meeting of Stockholders or at any adjournment(s) of the meeting.

By Order of the Board of Directors,

ALLEN F. WISE
Chief Executive Officer

Bethesda, Maryland
April 9, 2010

YOUR VOTE IS IMPORTANT. IF YOU DO NOT PLAN TO ATTEND THE MEETING, PLEASE
VOTE. YOU MAY VOTE BY TOLL-FREE TELEPHONE OR BY THE INTERNET.
IF YOU RECEIVED A COPY OF THE PROXY CARD BY MAIL, YOU MAY VOTE BY COMPLETING,
DATING, SIGNING AND RETURNING THE PROXY CARD IN THE ACCOMPANYING
POSTAGE-PAID RETURN ENVELOPE. PLEASE SEE INSTRUCTIONS
ON THE PROXY CARD.

6705 Rockledge Drive, Suite 900
Bethesda, MD 20817-1850
301-581-0600

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 20, 2010

This proxy statement is furnished to stockholders of Coventry Health Care, Inc. (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) for the 2010 Annual Meeting of Stockholders of the Company to be held on Thursday, May 20, 2010, at 8:00 a.m., Eastern Daylight Saving Time, at the Four Seasons Hotel, Washington DC, 2800 Pennsylvania Avenue NW, Washington, DC 20007, Telephone (202) 342-0444 or at any adjournment of the meeting (the “2010 Annual Meeting”).

On April 9, 2010, we mailed to our stockholders a notice containing instructions on how to access this proxy statement, our annual report and other proxy materials online, and how to vote online. If you prefer to receive the proxy materials in the mail and to vote by mail, the notice also contains instructions on how to request a printed copy of the proxy materials. You will not receive a printed copy of the proxy materials in the mail unless you specifically request them or in the past have specifically elected to receive future proxy materials by mail.

QUESTIONS AND ANSWERS

What is the purpose of the 2010 Annual Meeting?

You will be asked to consider and vote upon five proposals: (i) to elect four individuals to serve as Class I Directors of the Company until the annual meeting of stockholders to be held in 2013 and one individual to serve as a Class II Director of the Company until the annual meeting of stockholders to be held in 2011; (ii) to ratify the selection of Ernst & Young LLP as the Company’s independent auditors for 2010; and (iii) three stockholder proposals set forth in this proxy statement, each if properly presented at the meeting. The Board is not aware of any other matters to be presented for action at the 2010 Annual Meeting; however, if other matters are presented for a vote, the proxies will be voted for these matters in accordance with the judgment of the persons acting under the proxies.

Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of printed proxy materials?

Rules adopted by the Securities and Exchange Commission (the “SEC”) allow us to provide access to our proxy materials over the internet. Accordingly, we sent a Notice of Internet Availability of the Proxy Materials (the “Notice”) to our stockholders of record and beneficial owners. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice and in this proxy statement. In addition, stockholders may request receipt of proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

When will this proxy statement be sent to stockholders?

On April 9, 2010, we mailed to our stockholders of record and beneficial owners the Notice containing instructions on how to access this proxy statement and other proxy materials online. A copy of this proxy statement, the Company’s 2009 Annual Report and other proxy materials are posted at www.proxyvote.com (simply enter your 12-digit control number listed on the Notice and click “Submit”). You may also request printed copies of this proxy statement, the 2009 Annual Report and other proxy materials by following the instructions in the Notice.

Who is entitled to vote?

Only stockholders of record at the close of business on Monday, March 22, 2010, the record date for the meeting (the “Record Date”), are entitled to receive notice of and to vote at the 2010 Annual Meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you owned on that date.

How many votes do I have?

You will have one vote for every share of the Company’s common stock that you owned on the Record Date.

Who is soliciting my vote?

Your vote is being solicited by and on behalf of the Board.

How will we solicit proxies and who is paying for this proxy solicitation?

The cost of soliciting proxies will be borne by us. These costs include the expense of preparing, assembling, printing and mailing the Notice to stockholders of record and beneficial owners, mailing the printed proxy materials to stockholders (who so request), and reimbursements paid to brokerage firms and others for their reasonable out-of-pocket expenses for forwarding proxy materials to stockholders and obtaining beneficial owners’ voting instructions. In addition to soliciting proxies by mail, our directors, officers and employees may solicit proxies on our behalf personally or by telephone, without additional compensation. We will also solicit proxies by e-mail from stockholders who are our employees or who previously requested to receive proxy materials electronically.

How many votes can be cast by all stockholders?

On March 22, 2010, the Record Date, there were 148,026,833 shares of the Company’s common stock outstanding and eligible to vote on each matter brought before the meeting. Each outstanding share of common stock is entitled to one vote on all matters.

How many votes must be present to hold the meeting?

A quorum must be present to hold the 2010 Annual Meeting. A “quorum” is a majority of the outstanding shares eligible to vote. Such shares may be present at the meeting or represented by properly executed proxy. Any stockholder of record present in person or by properly executed proxy at the 2010 Annual Meeting, but who abstains from voting, will be counted for purposes of determining whether a quorum is present. If a quorum is not present, the 2010 Annual Meeting may be adjourned from time to time until a quorum is present or represented by proxy.

How many votes are required for each proposal?

Election of Directors.  The affirmative vote of a majority of votes cast for each director nominee represented in person or by properly executed proxy at the meeting is required to approve the election of each such nominee. A majority of votes cast means that the number of shares voted “for” a nominee exceeds the shares voted “against” with respect to the nominee. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the 2010 Annual Meeting, but will not be deemed to be votes cast for the purpose of tabulating the vote in the election of directors.

Other matters.  The affirmative vote of a majority of the shares of the Company’s common stock present or represented by proxy at the 2010 Annual Meeting and entitled to vote is required (i) to ratify the selection of Ernst &

Young LLP as the Company’s independent auditor, (ii) to approve each of the stockholder proposals set forth in this proxy statement and (iii) to act upon all other business that may properly come before the 2010 Annual Meeting or any adjournment(s) thereof.

How do I vote?

You can vote either in person by attending the 2010 Annual Meeting or by proxy without attending the 2010 Annual Meeting. To vote by proxy, you must either:

•	vote by telephone (instructions are on the proxy card); or

•	vote by internet (instructions are in the Notice you received in the mail or are on the proxy card); or

•	vote by mail (if you requested and received printed copies of this proxy statement, the 2009 Annual Report and other proxy materials, in which case you may fill out the proxy card enclosed with the mailed materials, date and sign it, and return it in the accompanying postage-paid envelope).

Can I change or revoke my vote?

Yes. Just send in a new proxy card with a later date, cast a new vote by telephone or internet (only your last proxy submitted prior to the 2010 Annual Meeting will be counted), or send a written notice of revocation to the Company’s Corporate Secretary at 6705 Rockledge Drive, Suite 900, Bethesda, MD 20817-1850. If you attend the 2010 Annual Meeting and want to vote in person, you can request that your previously submitted proxy not be used. If your shares are held through a broker, bank or other institution in “street name,” you will need to obtain a proxy form from the institution that holds your shares.

What is a “broker non-vote”?

Under current New York Stock Exchange rules, brokers and nominees may exercise their voting discretion without receiving instructions from the beneficial owner of the shares on proposals that are deemed to be routine matters. If a proposal is not a routine matter, the broker or nominee may not vote the shares with respect to the proposal without receiving instructions from the beneficial owner of the shares. A broker non-vote occurs if your shares are not registered in your name and you do not provide your broker or other nominee with voting instructions on a non-routine matter. Because of recent amendments to the rules of the New York Stock Exchange, the election of directors is now considered a non-routine matter, and if you fail to provide your broker or nominee with instructions, your broker or nominee may not vote on Proposal 1. Proposal 2, regarding the ratification of Ernst & Young LLP as our independent auditors is considered a routine matter, and a broker may submit a proxy card voting shares at his or her discretion on this matter even if you fail to provide instructions. The stockholder proposals set forth herein are non-routine matters and if you fail to provide your broker or nominee with instructions, your broker or nominee may not vote on them.

How are the votes counted?

The votes are counted by an automated system administered by Broadridge Investor Communications Solutions, Inc. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting for purposes of determining the existence of a quorum. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders and will have the effect of a vote against proposals, other than the election of directors. Broker non-votes will not be counted for purposes of determining whether a proposal has been approved and will not be counted as votes cast for or against such proposal.

Where can I find voting results for the 2010 Annual Meeting?

The preliminary voting results will be published on a Current Report on Form 8-K filed by the Company with the SEC within four business days of the 2010 Annual Meeting. The final voting results, if different than the preliminary voting results, will be published on an amended Current Report on Form 8-K within four business days of the date on which the final results are known.

Can I access the Company’s proxy materials and annual report electronically?

The Notice mailed to you contains instructions on how to access our proxy materials and vote over the internet. This proxy statement, our 2009 Annual Report and other proxy materials are also available on our internet website at www.coventryhealthcare.com (accessible through the “Investor Relations” link). Opting to access your proxy materials online saves us the cost of producing and mailing the proxy materials to your home or office and gives you an automatic link to the proxy voting site.

Additionally, you may choose to receive future proxy materials (including the Notice) by e-mail, which will save us the cost of printing and mailing documents to you and will reduce the impact of our annual stockholders’ meetings on the environment. If you choose to receive future proxy materials (including the Notice) by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

What is “householding” and how does it affect me?

The SEC has adopted a rule concerning the delivery of annual reports and proxy statements. It permits us, with your permission, to send a single Notice and, to the extent requested, a single set of these proxy materials to any household at which two or more stockholders reside if we believe they are members of the same family. This rule is called “householding” and its purpose is to help reduce printing and mailing costs of proxy materials. To date, the Company has not instituted this procedure, but may do so in the future.

A number of brokerage firms have instituted householding. If you and members of your household have multiple accounts holding shares of the Company’s common stock, you may have received a householding notification from your broker. Please contact your broker directly if you have questions, require additional copies of this proxy statement, the 2009 Annual Report or other proxy materials, or wish to revoke your decision to household. These options are available to you at any time.

CORPORATE GOVERNANCE

Code of Ethics

The Company is dedicated to conducting its business in accordance with the highest standards of ethical conduct, uncompromising integrity and compliance with all federal, state and local laws governing its business. Accordingly, the Company has established a Code of Business Conduct and Ethics (the “Code of Ethics”) to assure uniformity in standards of conduct, which applies to all of the Company’s directors, officers, employees (including our Chief Executive Officer, Chief Financial Officer and Controller) and representatives and to relationships with stockholders, customers, vendors, competitors, auditors and all public and governmental bodies. In support of the Code of Ethics, the Company appointed a Chief Compliance Officer and all employees are required to participate in annual compliance training. Violations may be reported as provided in the Code of Ethics, including by an anonymous telephone hotline. The Audit Committee monitors the implementation and enforcement of the Code of Ethics. The Code of Ethics, as amended, is available under “Corporate Governance” accessible through the “Investor Relations” link on the Company’s website at www.coventryhealthcare.com.

Leadership Structure

The Board currently combines the roles of Chairman of the Board and Chief Executive Officer. Considering the Company’s strong performance over extended periods under Mr. Wise’s leadership, the Board believes that it benefits from Mr. Wise’s services in both roles.

The Board also maintains an independent Lead Director. Elizabeth E. Tallett currently serves as our Lead Director. The Lead Director provides leadership to the Board to ensure it operates in an independent, cohesive manner. In addition to working in conjunction with the Chairman to establish the agenda for each meeting, the Lead Director presides over executive sessions attended by only independent directors; presides over meetings in the event of the Chairman’s unavailability; communicates to the Chairman the substance of discussions held during executive sessions; serves as a liaison between the Chairman and the Board’s independent directors on sensitive issues; approves materials sent to the Board; speaks on behalf of the Board and the Company as directed by the Board when the Chairman is unable to do so; remains available to receive direct communications from stockholders, employees, regulatory agencies, etc. through Board approved procedures; and performs such other responsibilities as the Board may periodically consider to be appropriate. We believe it is important to have an independent Lead Director to establish a system of checks and balances between the independent directors of the Board and Mr. Wise. Our Corporate Governance Guidelines set forth in greater detail the Lead Director’s responsibilities. Our Corporate Governance Guidelines are available under “Corporate Governance” accessible through the “Investor Relations” link on the Company’s website at www.coventryhealthcare.com.

Risk Oversight

The Company is exposed to a number of risks, including economic, environmental, operational, and regulatory risks, among others. Management is responsible for the day-to-day management of the risks the Company faces, while the Board as a whole is responsible for the oversight of such risk. The Audit, Compensation, and Nominating/Corporate Governance Committees, however, each play a key role in assisting the Board to fulfill its oversight responsibilities. The Audit Committee regularly meets with management, members of the Company’s internal audit department and the Company’s independent auditors to discuss and remedy any significant financial risk exposure, including internal controls. Management, external auditors, and internal auditors also periodically provide reports to the Audit Committee. In addition, the Audit Committee provides regular reports regarding its activities to the Board. The Compensation Committee assists the Board with risk oversight by monitoring and structuring employee compensation practices to ensure they do not take excessive risks that might threaten the value of the Company and regularly reports its activities to the Board. The Nominating/Corporate Governance Committee assists with risk oversight by managing Board structure and organization, the criteria for selecting new members to the Board, annually reviewing the corporate governance principles of the Company and recommending changes when appropriate. The Nominating/Corporate Governance Committee also regularly reports its activities to the Board.

Director Independence

The Board has determined that nine of its ten directors, including all members of the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee, are “independent” as defined by the listing standards of the New York Stock Exchange, by the SEC and all of its applicable rules and regulations and for purposes of Rule 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). In determining director independence, the Board broadly considers all relevant facts and circumstances, including those types of facts and circumstances set forth in the rules of the New York Stock Exchange. The Board considers the issue not merely from the standpoint of a director, but also from that of persons or organizations with which the director has an affiliation. An independent director must be free of any relationship with the Company or its management that may impair the director’s ability to make independent judgments. Particular attention is paid to whether a director is independent from management and to any contractual relationships that may exist with a director or a related party or interest. The nine independent directors are: Joel Ackerman, L. Dale Crandall, Lawrence N. Kugelman, Daniel N. Mendelson, Rodman W. Moorhead, III, Michael A. Stocker, M.D., Joseph R. Swedish, Elizabeth E. Tallett and Timothy T. Weglicki.

Related Person Transactions Policy

The Board recognizes that transactions or relationships with the Company and its directors, executive officers, significant stockholders and their immediate family members may involve potential conflicts of interest. As a result, the Board adopted a written Related Person Transactions Policy (the “Policy”) requiring the prior approval of the Nominating/Corporate Governance Committee before a related person may enter into a transaction or relationship in which the Company is a participant and the related person would have a direct or indirect material interest, unless such transaction is available to all employees or involves less than $25,000. Under the Policy, any proposed related person transactions are reviewed at the regularly scheduled meetings of the Nominating/Corporate Governance Committee. Additionally, ongoing relationships are periodically reviewed and assessed to ensure compliance and fairness to the Company and there is a general presumption that a related person transaction will not be approved. A related person transaction may be approved if, after a full review, the disinterested members of the Nominating/Corporate Governance Committee determine that the transaction is being made at arm’s length and is fair to the Company. The Policy is available under “Corporate Governance” accessible through the “Investor Relations” link on the Company’s website at www.coventryhealthcare.com.

Stockholder Nominees

The policy of the Nominating/Corporate Governance Committee is to consider properly submitted stockholder nominations for director candidates as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Nominating/Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Company’s Board and to address the membership criteria set forth under “Director Qualifications” below. We discuss the specific experience, qualifications, skills, and attributes of each of our directors and director nominees within the director biographies on pages 12 to 14 of this proxy statement. Any stockholder nominations proposed for consideration by the Nominating/Corporate Governance Committee should be addressed to: Corporate Secretary, Coventry Health Care, Inc., 6705 Rockledge Drive, Suite 900, Bethesda, MD 20817-1850.

To be timely considered by the Nominating/Corporate Governance Committee, director nominations submitted by stockholders for the 2011 annual meeting of stockholders must be delivered to or mailed and received by the Corporate Secretary at the Company’s address (above) not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders (i.e. not earlier than January 20, 2011 and not later than February 18, 2011).

A stockholder’s notice must include (a) the proposed nominee’s name, qualifications and all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (b) certain other information regarding the stockholder proponents, its associated persons, its financial interests in the Company and other matters, as required by the Company’s Bylaws as to the stockholder giving such notice. No person is eligible for election as a director of the Company unless nominated in accordance with the procedures required by the Company’s Bylaws. The Chair of the Board may, if the facts warrant, determine that a nomination was not made in accordance with the procedures prescribed by the Company’s Bylaws, and if he should so determine, the defective nomination will be disregarded.

The procedures described above do not supersede the requirements or conditions established by the SEC for stockholder proposals to be included in the Company’s proxy statement for future stockholder meetings. See “Stockholder Proposals” on pages 43 to 48 of this proxy statement.

Director Qualifications

The Company’s Corporate Governance Guidelines contain Board membership criteria that apply to nominees recommended by the Nominating/Corporate Governance Committee for positions on the Company’s Board. Under these criteria, not less than a majority of the members of the Board must be independent and the Board members must have the highest professional and personal ethics and values consistent with the Company’s values and standards. Other criteria that will be considered are prior experience as a director, knowledge of the Company’s business and industry and broad experience at the operational, financial, regulatory or policy making level(s) in business.

Diversity, age and skills in the context of the needs of the Board are also considerations. The Company’s Corporate Governance Guidelines do not explicitly define “diversity.” It is the Nominating/Corporate Governance Committee’s practice to seek director candidates who will contribute to a diversity of perspectives. The Nominating/Corporate Governance Committee considers diversity in the context of the Board as a whole and takes into account a candidate’s personal characteristics (such as gender and ethnicity) and experience (such as with respect to industry education and public service), with the aim of maintaining a Board that considers a broad range of viewpoints. Board members should also have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform all director duties responsibly, and in no event may any director serve on the board of directors of more than six public companies. Our Corporate Governance Guidelines are available under “Corporate Governance” accessible through the “Investor Relations” link on the Company’s website at www.coventryhealthcare.com.

Identifying and Evaluating Nominees for Directors

The Nominating/Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating/Corporate Governance Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating/Corporate Governance Committee considers various potential candidates for director that may come to the attention of the Nominating/Corporate Governance Committee through current Board members, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating/Corporate Governance Committee and may be considered at any point during the year.

As described above, the Nominating/Corporate Governance Committee considers properly submitted stockholder nominations for candidates for the Board. Following verification of stockholder status of persons proposing candidates, recommendations are collected and considered by the Nominating/Corporate Governance Committee at a regularly scheduled meeting prior to the issuance of the proxy statement for the Company’s annual meeting of stockholders. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are forwarded to the Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee may also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder. In evaluating the nominations, the Nominating/Corporate Governance Committee uses the same criteria for all nominees and the Nominating/Corporate Governance Committee seeks to achieve a balance of knowledge, experience, diversity of perspective and capability on the Board.

Executive Sessions

Executive sessions of non-management directors of the Board and its committees are held on a regular basis at quarterly and special meetings. In 2008, Allen F. Wise, as Chairman of the Board, chaired the executive sessions. On January 30, 2009, Dale B. Wolf resigned as President and Chief Executive Officer of the Company, and Allen F. Wise became chief executive officer. Thereafter, executive sessions in 2009 were chaired by the Company’s Lead Director, Elizabeth E. Tallett, who is an independent director elected to such position by her fellow non-management directors. Any independent director can request that an additional executive session be scheduled. See “Communications With The Board” below for the process by which stockholders may communicate with non-management directors of the Board.

Directors’ Attendance at Annual Meetings of Stockholders

Although directors are invited and are always welcome to attend the annual stockholder meetings, the Company does not require their attendance. Except for Dr. Stocker, who was elected on November 9, 2009, and Mr. Swedish who was elected on February 25, 2010, all directors attended the 2009 annual meeting of stockholders. For 2010, the Board scheduled its regular meeting in the second quarter to coincide with the 2010 Annual Meeting. The Company anticipates that all directors will attend its 2010 Annual Meeting of Stockholders.

Communications with the Board

Stockholders and interested parties may communicate with the Board, the Chair, or any other director or group of directors by submitting a letter in writing to such director(s), c/o Coventry Health Care, Inc., 6705 Rockledge Drive, Suite 900, Bethesda, MD 20817-1850. If the communication relates to the Company’s ethics or business conduct, financial statements, accounting practices or internal controls, the communication should be submitted in writing addressed to: Audit Committee Chair, Coventry Health Care, Inc., 6705 Rockledge Drive, Suite 900, Bethesda, MD 20817-1850. If the communication relates to other matters that are within the scope of the responsibilities of the Board and/or its committees, the communication will be forwarded to the appropriate director. Stockholder communications may be submitted confidentially or anonymously. Solicitations, advertisements and obviously inappropriate communications will not be forwarded, but will be made available to any director who wishes to view them.

Board Meetings

During the 2009 fiscal year, the Board held four regular meetings, two special in-person meetings and eight special telephonic meetings. All incumbent members of the Board attended at least 75% of the meetings held by the Board and by the committees of which they were members, except for Dr. Stocker, who was elected on November 9, 2009, and Mr. Swedish, who was elected on February 25, 2010.

Committees of the Board

Audit Committee.  The Audit Committee is comprised of three independent directors. The members of the Audit Committee are Lawrence N. Kugelman (Chair), L. Dale Crandall and Elizabeth E. Tallett. Mr. Crandall and Ms. Tallett each serve on the audit committees of more than three public companies. The Board has considered their commitments to serve on the other audit committees and has affirmatively determined that such simultaneous service does not impair the ability of Mr. Crandall or Ms. Tallett to serve effectively on the Audit Committee of the Company’s Board.

The Audit Committee’s responsibilities include:

•	overseeing the adequacy and effectiveness of systems and controls in place to reasonably assure the fair presentation of the Company’s financial statements;

•	appointing, dismissing, overseeing the qualifications and performance of and determining the compensation paid to the external and internal auditors;

•	reviewing and approving the scope of audits and related fees;

•	interfacing directly with the internal and external auditors in executive sessions and otherwise;

•	monitoring compliance with legal and regulatory requirements and the Company’s Code of Business Conduct and Ethics; and

•	reviewing the adequacy and effectiveness of internal policies and procedures regarding audits, accounting and other financial controls.

The current charter of the Audit Committee, as amended, is available under “Corporate Governance” accessible through the “Investor Relations” link on the Company’s website at www.coventryhealthcare.com, and provides a detailed description of its responsibilities. During the 2009 fiscal year, the Audit Committee held four regular meetings and four pre-earnings release telephonic meetings.

The Board has determined that all audit committee members are financially literate under the current listing standards of the New York Stock Exchange. The Board also determined that L. Dale Crandall qualifies as an “audit committee financial expert” as defined by rules and regulations adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002.

Nominating/Corporate Governance Committee.  The Nominating/Corporate Governance Committee is currently comprised of three independent directors. The members of the Nominating/Corporate Governance Committee are Joel Ackerman (Chair), Daniel N. Mendelson and Timothy T. Weglicki.

The Nominating/Corporate Governance Committee’s responsibilities include:

•	identifying individuals qualified to become members of the Board;

•	considering nominees made by stockholders in accordance with the Company’s Bylaws;

•	recommending to the Board the director nominees for the next annual meeting of stockholders; and

•	developing and recommending to the Board a set of corporate governance principles applicable to the Board and its members.

Nominations for election to the Board may be made by or at the direction of the Nominating/Corporate Governance Committee or by any eligible stockholder entitled to vote for the election of directors. See “Corporate Governance — Stockholder Nominees” on page 6 of this proxy statement. The current charter of the Nominating/Corporate Governance Committee, which is available under “Corporate Governance” accessible through the “Investor Relations” link on the Company’s website at www.coventryhealthcare.com, provides a detailed description of its responsibilities. During fiscal year 2009, the Nominating/Corporate Governance Committee held four regular meetings.

Compensation Committee.  The Compensation Committee is comprised of three independent directors. The Committee’s general responsibilities include:

•	participating in the development of and overseeing the compensation policies and objectives of the Company;

•	determining the amount of compensation paid to the Chief Executive Officer of the Company and approving the amount of compensation paid to the Company’s senior executives;

•	evaluating and recommending to the Board the compensation of non-employee directors;

•	authorizing equity awards and other compensation; and

•	evaluating the Company’s incentive compensation programs and approving the performance targets for each program.

The current charter of the Compensation Committee, which is available under “Corporate Governance” accessible through the “Investor Relations” link on the Company’s website at www.coventryhealthcare.com, provides a detailed description of its responsibilities. During fiscal year 2009, the Compensation Committee held four regular meetings, ten special telephonic meetings and one meeting by unanimous written consent. The members of the Compensation Committee are L. Dale Crandall (Chair), Rodman W. Moorhead, III and Timothy T. Weglicki.

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2009, the Compensation Committee was comprised of L. Dale Crandall (Chair), Rodman W. Moorhead, III, and Timothy T. Weglicki, none of whom had at any time been an officer or employee of the Company or any of its subsidiaries. During 2009, no interlocking relationship existed between any officer, member of the Board or the Compensation Committee and any officer, member of the board of directors or compensation committee of any other company.

Our Code of Business Conduct and Ethics, Corporate Governance Guidelines, Related Person Transactions Policy and current committee charters are available under “Corporate Governance”, accessible through the “Investor Relations” link on the Company’s website at www.coventryhealthcare.com.

PROPOSAL 1:

ELECTION OF DIRECTORS

The Company’s Bylaws provide that the Company’s Board shall consist of not less than three directors and may increase to such other number of directors as shall be determined by the Board from time to time. The Company’s Certificate of Incorporation and Bylaws provide that the directors shall be divided into three classes as nearly equal in number as possible. There are currently ten persons serving on the Board: four in Class I, three in Class II and three in Class III. At each annual meeting, directors of the class whose term of office expires in that year are elected for a three-year term. The Class I Directors’ terms of office expire in 2010. The nominees designated for election as Class I Directors at the 2010 Annual Meeting will, if elected, each serve three-year terms expiring at the annual meeting of stockholders in 2013. All of the Class I nominees consented to being nominated and to serve if so elected.

On February 25, 2010, Mr. Joseph R. Swedish was elected to the Board as a new director in Class I. Mr. Swedish was evaluated, along with other potential candidates, by the Nominating/Corporate Governance Committee before being presented to the Board of Directors for consideration. Mr. Swedish will stand for election with our other Class I Directors at the 2010 Annual Meeting. In addition, a Class II director, Michael A. Stocker, M.D., will stand for election at the 2010 Annual Meeting of Stockholders. On November 9, 2009, Dr. Stocker was elected by the Board as a new director in Class II. Dr. Stocker was evaluated, along with other potential candidates, by the Nominating/Corporate Governance Committee before being presented to the Board of Directors for consideration.

Because Dr. Stocker and Mr. Swedish were elected by the Board, pursuant to the Company’s Certificate of Incorporation, each must stand for election at the 2010 Annual Meeting. Dr. Stocker consented to being nominated and to serve as a Class II Director if so elected. If elected as a Class II Director, his term will expire at the annual meeting of stockholders in 2011. Mr. Swedish consented to serve as a Class I Director if so elected. If elected as a Class I Director, his term will expire at the annual meeting of stockholders in 2013.

The Board believes that eight (8) to twelve (12) directors is currently the optimal range to permit diversity of experience without hindering effective discussion of issues or diminishing individual accountability. Pursuant to the Company’s Certificate of Incorporation and the Company’s Bylaws, the number of directors is set by the affirmative vote of a majority of the full Board.

The persons named on the proxy card that accompanies this proxy statement intend to vote the shares represented by such proxy “for” the election of the nominees named herein, unless contrary instructions are received. If any of the nominees named below should be unable to accept nomination or election as a director at the 2010 Annual Meeting of Stockholders, an event which the Board does not anticipate, the persons named in the proxy may vote for such other person or persons as may be designated by the Board.

The following table provides information about the persons nominated to serve as Class I Directors and the nominee for Class II director, as well as the persons serving as Class II and Class III Directors whose terms continue until the 2011 or 2012 Annual Meeting of Stockholders, respectively:

Nominees for Class I Directors with Three-Year Terms

Name	Age	Committee Memberships/Chair

L. Dale Crandall	68	Audit Committee, Compensation Committee (Chair)
Elizabeth E. Tallett	60	Audit Committee, Lead Director
Allen F. Wise	67	Executive Chair of the Board
Joseph R. Swedish	58	Expected to serve on Compensation Committee

Nominee for Class II Director with Three-Year Term Expiring in 2011

Name	Age	Committee Memberships/Chair

Michael A. Stocker, M.D.	68	Expected to serve on Nominating/Corporate Governance Committee

Continuing Class II Directors with Three-Year Terms Expiring in 2011

Name	Age	Committee Memberships/Chair

Joel Ackerman.	44	Nominating/Corporate Governance Committee (Chair)
Lawrence N. Kugelman	67	Audit Committee (Chair)

Continuing Class III Directors with Three-Year Terms Expiring in 2012

Name	Age	Committee Memberships/Chair

Daniel N. Mendelson	45	Nominating/Corporate Governance Committee
Rodman W. Moorhead, III	66	Compensation Committee
Timothy T. Weglicki	58	Compensation Committee, Nominating/Corporate Governance Committee

CLASS I DIRECTOR NOMINEES
(TO BE ELECTED; TERMS EXPIRE IN 2010)

L. Dale Crandall has been a director of the Company since January 1, 2004. Mr. Crandall is President of Piedmont Corporate Advisors, Inc., a financial management consulting firm. He previously served in various management positions with Kaiser Foundation Health Plan, Inc. and Kaiser Foundation Hospitals, including President and Chief Operating Officer from March 2000 until his retirement in June 2002, and Senior Vice President, Finance and Administration, from June 1998 until March 2000. He is also a member of the boards of directors of Ansell Limited, a global provider of health care barrier protection products and Bridgepoint Education, Inc., a provider of post-secondary education. He is also a trustee of five funds in the Dodge and Cox family of mutual funds.

Mr. Crandall’s skills and qualifications applicable to the Company includes his extensive experience in the managed care industry. In particular, as noted above, Mr. Crandall served as an executive with Kaiser Permanente on both the provider and payor sides of that company’s business. His background includes executive experience in day-to-day operations, finance and accounting. We believe that because of these specific skills and experience, Mr. Crandall enhances the Board’s knowledge of the health care industry and its complicated reimbursement system, as well as the related operational, financial and accounting complexities.

Joseph R. Swedish has been a director of the Company since February 2010. Since December 2004, Mr. Swedish has served as President and Chief Executive Officer of Trinity Health, a multi-state health care system serving eight states and 47 hospitals supporting an integrated delivery system. Previously, Mr. Swedish was President and Chief Executive Officer of Centura Health from 1999 to 2004. From 1994 to 1998, Mr. Swedish served as President and Chief Executive Officer of the Central Florida and East Florida Divisions of Hospital Corporation of America.

Mr. Swedish brings significant governance and management health care experience to the Board. He serves as board member for the National Quality Forum, engages in numerous initiatives through national associations for the improvement of health care delivery, and has served on public company boards in the health care industry. His current position as a health care system executive combined with a career engaged in many sectors of the industry enables the Board to better understand the perspectives and strategies of providers, such as hospitals and physicians.

Elizabeth E. Tallett has been a director of the Company since March 1998. Ms. Tallett has been a Principal of Hunter Partners, LLC, which provides management services to developing life sciences companies, since July

2002. Ms. Tallett is also a director of IntegraMed America, Inc., a health services management company specializing in fertility and assisted reproductive technology, Meredith Corporation, a media and marketing company, Principal Financial Group, Inc., a global financial institution, and Varian, Inc., an analytical scientific instruments company.

Ms. Tallett has extensive experience in the biotechnology, pharmaceutical and life sciences industries. The Board believes that her knowledge of these industries helps it better understand health care costs, research and treatments. Previously, Ms. Tallett served as President and Chief Executive Officer of TransCell Technologies, Inc.; as President of Centocor Pharmaceuticals; as a member of the Parke-Davis Executive Committee; and as Director of Worldwide Strategic Planning for Warner-Lambert. Her executive experience enables her to provide depth of knowledge on issues of marketing, operations and acquisitions.

Allen F. Wise became our Chief Executive Officer on January 26, 2009. He has been a director of our Company since October 1996 and has been Chair of the Board since January 2005. He was President and Chief Executive Officer of our Company from October 1996 to December 2004 when he retired.

Mr. Wise has extensive operational and management experience in health care and has served as both an executive officer and director with numerous other companies in the health care sector during the past 35 years. We believe that Mr. Wise brings extensive historical knowledge of Coventry — and the managed care industry generally — to the board. We believe that his deep knowledge of the Company and the industry, the judgment he has developed during many years as a chief executive and his ability to assemble and motivate a talented executive team is reflected in the Company’s long-term performance during his association with it.

CLASS II DIRECTOR NOMINEE
(TO BE ELECTED; TERM EXPIRES IN 2011)

Michael A. Stocker, M.D. has been a director of the Company since November 2009. Dr. Stocker served as Chief Executive Officer of Empire Blue Cross Blue Shield (Empire) from 1994 until its acquisition by Wellpoint, Inc. in December 2005. Dr. Stocker was employed by Wellpoint through April 2007. Dr. Stocker is a past Chairman of America’s Health Insurance Plans. Prior to joining Empire, Dr. Stocker had served as President of Cigna Healthplans and as General Manager of U.S. Healthcare for its New York market. Earlier he had been Medical Director, Anchor HMO/Rush Presbyterian St. Luke’s Medical Center in Chicago, and Associate Chairman of the Department of Family Practice at Cook County Hospital. He is currently on the boards of the HMS Holdings Corp, a cost management company for government sponsored health and human services programs that is publicly traded company on the NASDAQ Global Select Market, the Arthur Ashe Institute for Urban Health, The New York Stem Cell Foundation, and SeeChange Health (formerly Triveris), a start-up private equity company, which is part of the Psilos Group. He is also Chairman of NYC Health and Hospitals Corporation.

Mr. Stocker has over 30 years of leadership experience in the health care industry, beginning as a family physician and including executive experience in the managed care industry. This broad experience in the overall health care industry enhances our Board’s analysis of Company performance.

CONTINUING CLASS II DIRECTORS
(TERMS EXPIRE IN 2011)

Joel Ackerman has been a director of the Company since November 1999. Mr. Ackerman is a private investor. From January 1998 to September 2008, he served as a general partner of Warburg Pincus & Co. and a Managing Director of Warburg Pincus LLC. He is a director of Medical Staffing Network Holdings, Inc., a leading medical staffing company and provider of per diem nurse staffing services and Kindred Healthcare, Inc., a company operating long-term acute care hospitals, skilled nursing centers and contract rehabilitation services.

Mr. Ackerman’s specific skills and experience include his past positions at Warburg Pincus & Co., a leading investment firm that has provided funding to a variety of public and private health care services companies at all stages of development. We believe his experience as a health care industry investor provides a unique perspective to the Board in assessing merger and acquisition opportunities, financing options and strategic planning.

Lawrence N. Kugelman has been a director of the Company since August 1992. He has been a director of Arcadian Management Services, Inc., a company that owns and manages rural health care provider networks and Medicare health maintenance organizations, since July 2001, and a director since October 2002 of Valeant Pharmaceuticals International (formerly Valeant Pharmaceuticals, Inc.), a global, research-based pharmaceutical company that develops, manufactures, distributes and sells pharmaceutical, research and diagnostic products. Since 2003, he has been a Director of AccentCare, Inc., a company which provides in-home health care and support services. Mr. Kugelman has been a private investor and business consultant since October 1996.

Mr. Kugelman has more that 25 years of executive experience in managed care. His skills and specific expertise in the managed care and pharmaceutical industries enables him to contribute to our Board’s understanding of the competitive challenges our Company faces.

CONTINUING CLASS III DIRECTORS
(TERMS EXPIRE IN 2012)

Daniel N. Mendelson has been a director of the Company since May 2005. Mr. Mendelson is President and Chief Executive Officer of Avalere Health, a strategic advisory company that provides guidance and syndicated research for clients in the health care industry, government and the not-for-profit sector. Prior to founding Avalere Health in 2000, he served as Associate Director for Health at the White House Office of Management and Budget in Washington, D.C. Mr. Mendelson is a director of PharMerica Corporation, a pharmaceutical services company serving patients in hospital and long-term care settings.

As a leading national expert in Medicare, Medicaid and other public health care programs, Mr. Mendelson has a deep understanding of the Company’s strategic imperatives in each of these lines of business. As Chief Executive Officer of Avalere Health, Mr. Mendelson actively advises Fortune 500 companies on clinical policy issues of immediate relevance to managed care operations, such as clinical quality, evidence-based medicine, health economics and outcomes research, and health information technology. Mr. Mendelson’s prior experience as a White House policy official also lends perspective on how federal health care policies are developed and how they impact companies across the spectrum of health care businesses.

Rodman W. Moorhead, III has been a director of the Company since May 1997. Mr. Moorhead is a private investor. In December 2006, he retired from Warburg Pincus LLC, a private equity and venture capital firm in New York, where he was a Managing Director and Senior Advisor and had been employed since 1973. From June 1998 to present he has served as a director of Scientific Learning Corporation, a computer-based special education training company.

Mr. Moorhead has been a director of our Company for over 12 years. His experience in private equity and venture capital allow him to articulate the perspective of an institutional investor.

Timothy T. Weglicki has served on our Board since August 2001. Mr. Weglicki is a Founding Partner of ABS Capital Partners, a private equity firm founded in 1993. Prior to joining ABS Capital in 1993, Mr. Weglicki spent 15 years with Alex. Brown & Sons Incorporated, where he was an investment banker in the firm’s health care practice, headed the corporate finance and equity divisions and founded and headed the firm’s capital markets group. He is a director of American Public Education and of several of ABS Capital Partners’ portfolio companies.

We believe that Mr. Weglicki’s qualifications to serve on our Board of Directors include his significant leadership experience in investment banking, capital markets and private equity, his understanding of successful health care and technology-based business models and his experience as a director of other public companies. Mr. Weglicki has depth of knowledge and experience in numerous areas relevant to our business, including with respect to recruiting executive talent, reorganizing compensation structures and focusing businesses on core profit units.

Vote Required

The Company’s Bylaws establish a standard of majority voting in uncontested director elections. Under this standard, the affirmative vote of a majority of the votes cast for the director nominee represented in person or by proxy is required to approve the election of each of the Company’s nominees. A majority of votes cast means that the number of shares voted “for” a nominee exceeds the shares voted “against” with respect to the nominee. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the 2010 Annual Meeting but will not be deemed to be votes cast for purposes of tabulating the vote.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE NOMINEES FOR CLASS I AND CLASS II DIRECTORS.

VOTING STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS,
DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information, as of Monday, March 22, 2010, the Record Date, regarding the beneficial ownership of the Company’s common stock by (i) each person or group known by the Company to be the beneficial owner of more than five percent of the common stock, (ii) each director and nominee for director of the Company, (iii) each executive officer named in the Summary Compensation Table and (iv) all directors and executive officers of the Company as a group. The number of shares beneficially owned is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. On the Record Date, 148,026,833 shares of the Company’s common stock were outstanding.

For purposes of the table, a person or group of persons is deemed to beneficially own shares of common stock issuable upon the exercise of stock options that are currently exercisable or that become exercisable within 60 days from the date set forth above. For purposes of computing the percentage of outstanding common stock held by each person or group of persons named above, any shares that such person or group has the right to acquire within 60 days after the date set forth above are deemed outstanding, but are not deemed to be outstanding for purposes of computing the percentage ownership of any other person or group. The Company believes that the beneficial owners of the common stock listed in the table below, based on information furnished by such owners, have sole voting and dispositive power (or shares such powers with his or her spouse) with respect to such shares, except as explained in the footnotes to the table.

	Number of Shares
	of Common Stock		Percent of
Name and Address of Beneficial Owner(1)	Beneficially Owned		Common Stock

BlackRock, Inc.(2)	12,558,579		8.48%
40 East 52nd Street New York, NY 10022
Wellington Management Company, LLP(3)	19,079,372		12.89%
75 State Street, Boston, MA 02109
FMR LLC(4)	14,632,769		9.89%
82 Devonshire Street, Boston, MA 02109
Vanguard Specialized Funds — Vanguard Health Care Fund(5)	8,957,500		6.05%
100 Vanguard Blvd. Malvern, PA 19355
Joel Ackerman	46,052	(6)(8)	*
L. Dale Crandall	55,582	(6)(8)	*
Lawrence N. Kugelman	63,814	(6)(8)	*
Daniel N. Mendelson	57,150	(6)(8)	*
Rodman W. Moorhead, III	59,999		*
Michael A. Stocker, M.D.	5,271	(6)	*
Joseph R. Swedish	2,867	(6)	*
Elizabeth E. Tallett	64,462	(6)(8)	*
Timothy T. Weglicki	87,389	(6)(8)	*
Allen F. Wise	639,694		*
Harvey C. DeMovick, Jr.	499,221	(6)	*
Thomas C. Zielinski	186,850	(6)	*
John J. Stelben	209,868	(6)	*
James E. McGarry	214,880	(6)	*
Dale B. Wolf	2,490,342	(6)(7)	1.66%
Shawn M. Guertin	602,097	(6)(7)	*
Francis S. Soistman, Jr.	587,643	(6)(7)	*
All executive officers and directors as a group (22 persons)	6,357,985	(9)	4.16%

*	Less than one percent

(1)	The address of each director and executive officer of the Company is as follows: c/o Coventry Health Care, Inc., 6705 Rockledge Drive, Suite 900, Bethesda, MD 20817-1850.

(2)	According to the Schedule 13G/A filed on January 29, 2010, by BlackRock, Inc. (“BlackRock”), a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(F), on December 1, 2009, BlackRock completed its acquisition of Barclays Global Investors, NA and certain of its affiliates (“BGI Entities”) from Barclays Bank PLC. As a result, substantially all of the BGI entities are now included as subsidiaries of BlackRock for purposes of Schedule 13G filings. No one entity or subsidiary of BlackRock has the rights and powers with respect to five percent or more of the total outstanding shares. BlackRock has sole voting power and sole dispositive power with respect to all 12,558,579 shares.

(3)	According to the Schedule 13G filed on February 12, 2010, by Wellington Management Company, LLP (“Wellington Management”), a registered investment advisor, Wellington Management may be deemed to beneficially own 19,079,372 shares, or 12.89% of the Company’s outstanding shares, held of record by clients of Wellington Management. Wellington Management has shared power to vote or direct the vote with respect to 8,247,527 shares and shared power to dispose or to direct the disposition of 19,079,372 shares. Though these shares are deemed to be beneficially owned by Wellington Management, in its capacity as an investment advisor, they are owned of record by clients of Wellington Management. No one client of Wellington Management has the rights or powers with respect to five percent or more of this class of securities, except Vanguard Specialized Funds — Vanguard Health Care Fund. See footnote 5 below regarding Vanguard’s beneficial ownership.

(4)	According to the Schedule 13G filed on February 16, 2010, by FMR LLC, 14,632,769 shares or 9.89% of the Company’s shares outstanding are beneficially owned by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 is the beneficial owner of 14,556,256 shares or 9.83% of the Company’s outstanding shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Fidelity Low-Priced Stock Fund, an investment company owned by Fidelity Management & Research Company, beneficially owns 14,394,006 shares or 9.72% of Coventry’s shares outstanding. Edward C. Johnson 3d, Chairman of FMR LLC, and FMR LLC, through control of Fidelity Management & Research Company, each has sole dispositive power as to 14,556,256 shares of our common stock. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Pyramis Global Advisors Trust Company, an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 76,513 shares or 0.052% of Coventry’s shares outstanding as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC, through control of Pyramis Global Advisors Trust Company, each has sole dispositive power and the sole power to vote or direct the voting of 76,513 shares of our common stock owned by the institutional accounts managed by Pyramis Global Advisors Trust Company.

(5)	According to the Schedule 13G filed on February 4, 2010, by Vanguard Specialized Funds — Vanguard Health Care Fund (“Vanguard”), an Investment Company registered under Section 8 of the Investment Company Act of 1940, Vanguard has the sole power to vote or direct the vote of 8,957,500 of the Company’s shares outstanding. Vanguard is a client of Wellington Management, which serves as Vanguard’s investment advisor. See footnote 3 above.

(6)	Includes the following shares issuable upon exercise of stock options that are currently exercisable or which become exercisable within 60 days of the date set forth above: L. Dale Crandall, 42,928 shares; Lawrence N. Kugelman, 30,296 shares; Daniel N. Mendelson, 22,500 shares; Michael A. Stocker, M.D., 5,271 shares; Joseph R. Swedish, 767 shares; Elizabeth E. Tallett, 40,366 shares; Timothy T. Weglicki, 41,992 shares; Allen F. Wise, 500,000 shares; Harvey C. DeMovick, Jr., 229,885 shares; Thomas C. Zielinski, 117,500 shares; John J. Stelben, 110,881 shares; James E. McGarry, 146,250 shares; Dale B. Wolf, 2,260,250 shares; Shawn M. Guertin, 456,250 shares; and Francis S. Soistman, Jr., 426,138 shares.

(7)	Beneficial ownership of common stock reported for Messrs. Wolf, Guertin and Soistman are based on the last Form 4 filed by each individual on May 11, 2009, September 29, 2009 and May 27, 2009, respectively, and options vested as of May 20, 2010.

(8)	Also includes the following shares issuable at settlement of vested restricted Stock Units awarded under the Company’s Deferred Compensation Plan for Non-Employee Directors: Joel Ackerman, 36,625 shares; L. Dale Crandall, 9,154 shares; Lawrence N. Kugelman, 2,962 shares; Daniel N. Mendelson, 34,650 shares; Elizabeth E. Tallett, 10,521 shares; and Timothy T. Weglicki, 5,132 shares. Each restricted Stock Unit is the economic equivalent of one share of the Company’s common stock and would receive dividend equivalents but no voting rights. They are included in the above table because of the potential that a settlement and distribution could occur (upon a change of control, death or termination of a director’s tenure on the Board) within 60 days of the date set forth above.

(9)	All executive officers and directors as a group (22 persons) hold exercisable stock options or restricted Stock Units totaling 4,840,068 shares.

EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE OF
THE BOARD

With respect to the fiscal year ended December 31, 2009, the Compensation Committee hereby reports as follows:

1. The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis, set forth on pages 18 through 42 of this proxy statement, as required by Item 402(b) of Regulation S-K; and

2. Based on the review and discussions referred to in paragraph 1, above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s proxy statement on Schedule 14A filed with the SEC.

COVENTRY HEALTH CARE
COMPENSATION COMMITTEE
L. Dale Crandall (Chair)
Rodman W. Moorhead, III
Timothy T. Weglicki

COMPENSATION DISCUSSION AND ANALYSIS

The following is a discussion of the objectives and elements of our compensation program for our named executive officers in 2009. This information should be read in conjunction with the Summary Compensation Table and other tables and narratives contained in this proxy statement. For 2009, the following individuals were our named executive officers:

•	Allen F. Wise, who returned from retirement and became our Chief Executive Officer effective January 30, 2009. Mr. Wise had previously served as the Company’s President and Chief Executive Officer from 1996 to 2004;

•	Dale B. Wolf, President and Chief Executive Officer, who resigned his executive offices effective January 30, 2009, and was succeeded by Mr. Wise as Chief Executive Officer;

•	Shawn M. Guertin, Executive Vice President, Chief Financial Officer and Treasurer, who resigned his executive offices effective as of November 16, 2009;

•	John J. Stelben, Senior Vice President, who became our Interim Chief Financial Officer effective as of November 16, 2009;

•	Harvey C. DeMovick, Jr., who also returned from retirement in 2009 and became Executive Vice President of our Medicare business, Customer Services Organization and Information Technology Department;

•	James E. McGarry, Senior Vice President of our Customer Services Organization;

•	Francis S. Soistman, Jr., Executive Vice President, Government & Individual Business Division, who resigned his executive offices as of March 2, 2009; and

•	Thomas C. Zielinski, Executive Vice President and General Counsel.

Executive Summary

During the past fiscal year, our Company continued to operate in the context of an economic recession and uncertain regulatory environment. During this downturn, we turned our focus to our core managed care and workers’ compensation products. As part of this business strategy, in 2009 we decided to discontinue our Medicare Advantage Private-Fee-For-Service product, divested our fee-based Medicaid services business and focused on operating results of our core business units. We believe that we made significant operating improvements in 2009 and positioned Coventry for sustained profitability. For a further discussion of our financial performance in 2009, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2009.

In 2009, we also experienced significant changes in our executive leadership, as Dale B. Wolf, our Chief Executive Officer, Shawn M. Guertin, our Chief Financial Officer, and Francis S. Soistman, Jr., our Executive Vice President, Government & Individual Business Division, left the Company. With the Company facing significant operational challenges, Coventry’s Board of Directors chose Allen F. Wise to succeed Mr. Wolf. Mr. Wise, the Company’s Chairman of the Board, had previously served as our Chief Executive Officer from 1996 through 2004. The Board believed Mr. Wise to be the most qualified to serve as Chief Executive Officer in light of his successful previous tenure leading the Company, his continuous involvement in the Company’s business as a director and Chairman of the Board and his overall experience in, knowledge of, and reputation in the health care industry. Before becoming Chief Executive Officer, we required Mr. Wise to forego business opportunities, resign from other business positions and directorships and divest personal holdings in companies that could potentially be in competition or conflict with our Company in order to enable him to devote his full time and attention to the Company’s business and affairs. The Company negotiated a compensation package with Mr. Wise, including significant sign-on incentives, that was intended to persuade him to come out of retirement, to compensate him for these lost business opportunities and to motivate him to lead an immediate and sustained turnaround in operating results and stockholder value. With Mr. Wise’s return, the Company was able to avoid a protracted search for a new chief executive officer and move forward immediately with its turnaround strategy.

Harvey C. DeMovick, Jr., another former executive with a deep knowledge of our business and industry, also returned to Coventry in 2009. Mr. DeMovick is responsible for overseeing our Customer Services Organizations, Information Technology Department and our Medicare business. As with Mr. Wise, we persuaded Mr. DeMovick to leave retirement and to return to a demanding job in a demanding industry at a very challenging time. In connection with his return, we reached performance-driven incentive arrangements that we believe are appropriate in light of Mr. DeMovick’s past experience, proven skills and the demands that we place on him. We believe that, after a difficult transition period, we have emerged with a veteran executive team capable of leading Coventry through the current macroeconomic and regulatory environment that it faces.

Mr. Guertin left the Company at the end of 2009 but remains a consultant to the Company. The Company chose Mr. Stelben, who has more than 15 years experience with Coventry, to become Interim Chief Financial Officer. Mr. Stelben’s broad experience includes serving as controller of several of our health plans and at corporate-level management positions in tax, treasury, budgeting and real estate management. He also previously served as business leader of our Medicare business and most recently as Chief Financial Officer of the Company’s workers’ compensation business.

In light of the macroeconomic environment, operating challenges facing the Company and significant executive turnover, we reviewed and revised our executive incentive compensation in 2009. In particular, we eliminated our Mid-Term Executive Retention Program, or “Mid-Term Plan,” a long-term incentive program, which was established primarily as a tool for retaining our senior executives. Instead, we granted performance stock units, (or “PSUs”), which we believe have not only provided significant incentive for our executives to produce strong operating results, but also served as a retention tool for our newly constituted executive team. As a general matter, our executive compensation for 2009 reflected our belief that our veteran executive team put in place during the year would be together for two to three years, and that their compensation incentives should be structured to achieve strong and sustainable operating results during this time frame and beyond. We also equalized our annual base salaries in 2009 for most of our named executive officers in order to foster an atmosphere of teamwork and place greater emphasis on our pay-for-performance philosophy.

Compensation Philosophy

The Company’s executive compensation programs are designed to meet three primary objectives:

1. To provide incentives for delivery of stockholder value;

2. To establish a direct relationship between compensation and performance by the individual and the Company; and

3. To create short-term and long-term incentives that motivate executives and are competitive with our peer group so the Company can attract and retain talent.

The guiding principles of the Company’s compensation philosophy and programs include:

1. Aligning executive compensation with achievement of both annual and long-term Company goals and objectives that reinforce “pay for performance”;

2. Creating an ownership culture by linking compensation to the achievement of performance goals that enhance stockholder value and by adopting stock ownership guidelines that promote a long-term perspective; and

3. Monitoring of peer group executive compensation practices to ensure that the Company’s compensation program is consistent with the Company’s stated philosophy and serves to attract and retain talented executives. The Company has assembled a peer group of health care insurance competitors based on an analysis of market capitalization, revenue and similar broad-based product and service offerings.

The Company’s peer group for 2009 was comprised of the following eight public health care insurance companies:

Aetna Inc.	CIGNA Corporation	UnitedHealth Group Incorporated
AMERIGROUP Corp.	Health Net, Inc.	WellPoint, Inc.
Assurant, Inc.	Humana Inc.

Consistent with its pay-for-performance philosophy, the Company believes that the standard components of compensation, in particular, base salaries and related benefits, or “fixed” compensation costs, should constitute a relatively low percentage of overall compensation when compared to our peer group. By contrast, the Company believes that components of compensation that vary based on performance goals or the value of the Company’s common stock, such as incentive bonuses and equity grants, should comprise a significant portion of total compensation compared with our peer group.

Compensation Approval Process and Periodic Market Checks

Our Compensation Committee adopts executive compensation programs that provide a mix of cash- and equity-based awards tied to the achievement of business plan results, other strategic objectives and the creation of stockholder value. The Compensation Committee seeks to develop compensation programs that are designed to attract and retain talented executives, and to establish performance measures that are intended to recognize individual contributions to Company-wide performance while maximizing stockholder value over the short term and the long term.

As part of our annual compensation approval process, the Chief Executive Officer provides recommendations to the Compensation Committee regarding the compensation of our named executive officers (other than his own compensation). The Compensation Committee, working in conjunction with its executive compensation consultant, Frederic W. Cook & Co., Inc., takes into account the Chief Executive Officer’s input when making compensation decisions for other named executive officers. The Committee determines the Chief Executive Officer’s compensation. The Compensation Committee engages Frederic W. Cook because of the firm’s expertise in executive compensation and its ability to provide the Compensation Committee with insight as to compensation programs and incentives used by the Company’s peers and by public companies generally.

As part of our executive compensation process, we periodically review consolidated executive compensation data from our peer companies in order to ensure that our practices are fair and reasonable. This kind of market check is often referred to as “benchmarking.” Generally, we seek to provide base salaries that approximate our peer group median and to design our performance-based programs so that our senior executives will be paid in the upper quartile of our peer group if we achieve company-wide performance goals. However, we do not directly tie individual components of compensation to particular benchmarks. Rather, this kind of market-check analysis is one factor in our overall compensation practice and does not supplant or override other considerations, including individual performance, retention concerns and the need to recruit new executive officers.

Our Compensation Committee periodically asks Frederic W. Cook to provide consolidated annual industry executive compensation data so that the Company may test its actual executives’ pay totals against those of peer companies. This market data is assembled from public SEC filings of our peer companies. We find such composite data useful in analyzing our executive pay practices. We conducted such a market check in late 2009. This review compared our peer companies’ actual 2008 executive compensation totals against the 2009 target compensation totals of our executives who could potentially become our named executive officers for 2009 (other than Mr. Stelben, who had not then been named Interim Chief Financial Officer). This market check showed that Mr. Wise’s base salary for 2009 was in the bottom quartile of actual peer group 2008 results; that Mr. DeMovick’s actual base salary was at approximately market median; that Mr. Zielinski’s was in the upper quartile of the peer group (this reflects the fact that Mr. Zielinski has operational responsibilities beyond his general counsel duties, which makes any direct peer comparison difficult); and that Mr. McGarry’s was below market median 2008 base salaries.

The Company also considers the impact of Internal Revenue Code Section 162(m) in its compensation strategies. Under Section 162(m) of the Internal Revenue Code, compensation paid to executive officers in excess of $1,000,000 cannot be taken by the Company as a tax deduction unless the compensation qualifies as performance-based compensation. The Company expects that performance awards paid to executives under its Amended and Restated 2004 Incentive Plan (also referred to herein as the “2004 Incentive Plan”) will qualify as performance-based compensation. However, the Company has determined that it will not necessarily seek to limit executive compensation to amounts deductible under Section 162(m) of the Internal Revenue Code if such limitation is not in the best interests of the Company and its stockholders. The Compensation Committee reviews business and legal developments and assesses alternatives for preserving the deductibility of compensation payments and benefits to the extent reasonably practicable, consistent with its compensation philosophy and as determined to be in the best interests of the Company and its stockholders.

The Compensation Committee also reviews, evaluates, and recommends non-management director compensation to the Board. In addition, each year the Compensation Committee evaluates its own performance and reviews its charter. Any proposed changes to the charter are reported to the Board of Directors with recommendation for approval.

Elements of Total Compensation

The Company seeks to implement its compensation philosophy through a combination of components, referred to in the aggregate as total compensation. These components include:

Fixed Compensation:  base salary and benefits;

Short-term Incentives:  annual bonus paid under our Executive Management Incentive Plan, referred to as our EMIP;

Long-term Incentives:  stock option grants, restricted stock awards and Performance Stock Units (or PSUs).

Base Salary.  The Company views base salary primarily as an attraction and retention tool and a fixed compensation cost. The Company has historically established base salaries at levels that are competitive with the median base salaries of executives at peer group companies, although, as noted below, in 2009 we equalized base salaries for certain named executive officers and paid our Chief Executive Officer a base salary significantly below our peer group median for chief executives. The Compensation Committee considers base salaries for our named executive officers annually and approves any increase based on factors including the individual’s level of performance during the past year and current position and responsibilities within the Company, as well as an analysis of peer group base salary levels. The Compensation Committee approved the following base salaries during 2009:

			% Increase
Named Executive Officer	2008 Base Salary	2009 Base Salary	Over 2008

Wolf*	$965,000	$965,000	N/A
Wise	N/A	$600,000	N/A
Guertin*	$570,000	$600,000	5.3%
Stelben	$311,000	$325,000	4.5%
DeMovick	N/A	$600,000	N/A
McGarry	$415,000	$450,000	8.4%
Soistman*	$600,000	$600,000	0%
Zielinski	$475,000	$600,000	26.3%

*	Messrs. Wolf, Guertin and Soistman resigned in 2009, as discussed above.

The Compensation Committee established base salaries for 2009 of $600,000 for each of Mr. Guertin and Mr. Zielinski. The $30,000 increase over 2008 base salary for Mr. Guertin was intended to bring him to the median for comparable executives in the Company’s peer group. Mr. Zielinski’s $125,000 increase over 2008 reflected his expanded duties and responsibilities within the Company, including increased oversight of Company operations, which occurred as part of changes in our executive management team. Mr. Soistman’s base salary remained at $600,000, as we believed that amount to be appropriate in light of his duties and to be internally fair.

When Mr. Wise replaced Mr. Wolf as the Company’s Chief Executive Officer, the Compensation Committee determined that it was appropriate to also pay Mr. Wise a $600,000 annual base salary, although such amount is substantially lower than the 2008 median for our peer-group chief executives. We aligned executive base salaries at $600,000 to foster a sense of teamwork among these key individuals. We also believed that a lower base salary in Mr. Wise’s case would weight his compensation more toward incentive-based components requiring the achievement of improved operating results and increased stockholder value. Additionally, we took into account Mr. Wise’s signing bonus, which was intended to persuade him to come out of retirement to rejoin us as Chief Executive Officer and to compensate him for foregone business opportunities. Half of this bonus, or $2.75 million, was paid upon his entrance into an employment agreement with us in April 2009 and the other half was paid on January 4, 2010.

Mr. DeMovick, who we persuaded to rejoin the Company two years into his retirement, also received an annual base salary of $600,000. This was in keeping with the teamwork philosophy behind equalizing the base salaries of Messrs. Wise, Guertin, Soistman and Zielinski. In late 2009, Mr. Stelben, most recently the Chief Financial Officer of the Company’s Workers’ Compensation Business, received an increase in base salary from $311,000 to $325,000 as part of the annual executive salary review in which 2010 base pay levels were established. Mr. Stelben is also receiving a monthly stipend of $8,300 while serving as Interim Chief Financial Officer to compensate him for increased responsibilities. Mr. McGarry received a raise in base salary for 2009 of $35,000, to $450,000, which we believed to be merited in light of his expanded duties as a senior executive in our Customer Services Organization and in initially leading the management of our newly acquired commercial businesses.

For 2010, we have not raised the base salaries of our named executive officers over 2009 levels (other than Mr. Stelben as discussed above). We believe that this is appropriate in light of the current macroeconomic environment.

Short-Term Incentives.  The Company’s annual performance-based incentive plan rewards executives for producing strong operating results and building stockholder value. In keeping with its pay-for-performance philosophy, at the beginning of 2009 the Company Compensation Committee established the 2009 EMIP for certain senior executives, including the named executive officers.

The Compensation Committee established a target performance goal under the 2009 EMIP of Company-wide fully diluted earnings per share (“EPS”) of $2.00, subject to adjustment for costs related to the divestiture of our Medicaid/Public Entity business. The Compensation Committee considered this to be a challenging goal and one that was not certain to be achieved in light of Coventry’s 2008 operating results, the recent operating results achieved by our peers, the overall competitiveness in the health care insurance market and the difficult macroeconomic environment. In establishing this performance target, the Compensation Committee worked in conjunction with its compensation consultant and senior management.

We selected EPS as our annual incentive funding trigger in 2009 only after careful consideration of a variety of other metrics. As a formula, EPS is impacted by and reflects a number of other important factors that can serve as performance triggers in their own right, including revenue, net income, SG&A initiatives, profit margins and dilution. We believe EPS accounts for these factors and serves as the single most important performance measure tracked by our investors as a critical driver of stockholder value. Our Compensation Committee has reviewed alternative compensation programs that use multiple performance measures (such as EPS at business unit levels, revenue growth and membership growth) and that weight bonuses based on these multiple measures. Under these systems, bonuses can still be earned even if not all triggers are achieved. We are not convinced that this is the best approach and we believed in 2009 that a shift to this kind of approach could signal to investors that we no longer have confidence in the Company’s ability to achieve the challenging EPS goal that it customarily sets each year. We believe that there are certain advantages to an incentive program that focuses the senior management team on a performance metric that is readily understood by the investment community and also reflects different and interrelated measures of corporate performance. Furthermore, while EPS is the performance trigger for payment of executive bonuses, it is not the sole determinant of individual payouts. In making actual payouts, we take into account individual performance and accomplishments. We evaluate the totality of each executive’s contributions and attributes (or shortcomings) and increase or reduce bonus compensation accordingly. Some of the subjective individual considerations that we take into account include demonstration of leadership, effectiveness of mentoring, contributions to succession planning and contributions to our integration of newly-acquired businesses.

Under the 2009 EMIP, no bonuses would be paid if actual EPS did not meet a minimum threshold of 90% of its target EPS, or $1.80. If the 90% EPS threshold were achieved, each named executive officer would be eligible for a partial award. Under the plan, no participating executive could receive an award in excess of the lesser of $5 million or 1% of operating earnings. In Mr. Wise’s case, his annual EMIP target payment is 300% of base salary with a maximum payout of two times that target amount. If the Company exceeded the target EPS performance goal, awards increased in straight-line proportion with such excess, but the Compensation Committee was permitted to adjust the bonus amount based on the individual performance considerations described above. The plan permitted the Company to make the annual incentive payments in cash, equity, or a mix of both, although historically the Company has made EMIP payments entirely in cash and did so for 2009.

Under the 2009 EMIP, the Compensation Committee established target awards, reflecting a percentage of base salary for each eligible executive, as follows:

Named Executive Officer*	% of Base Salary

Wise	300%
Guertin	75%
Stelben	50%
DeMovick	75%
McGarry	70%
Soistman	75%
Zielinski	75%

*	Messrs. Guertin and Soistman resigned in 2009 and therefore did not receive EMIP payments. Mr. Wolf resigned before the 2009 EMIP target was established.

As illustrated above, except for Mr. Wise and Mr. Stelben (who was not a named executive officer at the time the 2009 EMIP was established and therefore received a 50% target bonus amount consistent with his position at the time), all of our named executive officers had target EMIP payments of 70% to 75%. This was in line with our teamwork approach used in setting base salaries. With regard to Mr. Wise, we established the 300% target as part of our negotiations with him to leave retirement and return as Chief Executive Officer. We determined this target amount to be appropriate in light of the duties and responsibilities he assumed, the operational challenges the

Company would have to meet to achieve its 2009 EPS target and the fact that his base salary falls significantly below our peer group median.

For 2009, our Company achieved adjusted EPS of $2.20, exceeding our $2.00 adjusted EPS target. We believe that in 2009, our senior management team executed our business strategy effectively by negotiating successful exits from certain of our non-core businesses and returning focus to our core strengths. Our actual EMIP payouts, which are shown in the Summary Compensation Table on page 28 of this proxy statement, rewarded our executives for delivering operating performance that exceeded target expectations. In particular, Mr. Wise’s actual bonus was approximately 139% of his targeted amount; Mr. DeMovick’s, 144%; Mr. McGarry’s, 135%; Mr. Zielinski’s, 106%; and Mr. Stelben’s, 199%. These amounts also reflect our consideration of subjective individual factors for each executive including leadership, operational discipline and contributions to expense control.

For 2010, the Company has established an EMIP consistent with the format and approach for 2009. If the Company meets its threshold EPS goal for 2010, the Company’s senior executives will be eligible for bonuses based on a percentage of base salary. Actual payouts will vary based upon individual performance considerations. For 2010, target bonuses (as a percentage of base salary) for our named executive officers are the same as those established for 2009.

Long-Term Incentives.  Unlike its “fixed compensation cost” approach to base salary and related benefits, the Company utilizes a performance-based approach for long-term incentives. The Company believes that most of an executive’s compensation should come from long-term incentive components that are tied to pre-determined performance measures or an increase in the Company’s market value.

Long-term performance-based incentives are designed to align executive compensation with the delivery of stockholder value. The Company employs a variety of equity or equity-related grants including stock option grants, performance-based restricted stock awards and PSUs in order to encourage executives to manage the Company toward both annual performance goals and sustained long-term growth in stockholder value. The Company believes that long-term incentives instill an ownership culture and reward executives for increasing stockholder value over time.

We award long-term incentives under our Amended and Restated 2004 Incentive Plan, which is an omnibus plan integral to the Company’s total compensation program. It was designed to provide the flexibility and incentives required to attract and retain highly qualified individuals in a competitive marketplace, to motivate and retain key employees, and to meet the requirements of Section 162(m) of the Internal Revenue Code for “performance-based” compensation. The Compensation Committee has the authority to approve all awards made under this plan. The 2004 Incentive Plan is designed to provide the Company with flexibility to adapt to changing market influences that may prompt variations in the mix of performance-based cash awards, nonqualified stock option grants, restricted stock awards and PSUs.

The number of nonqualified stock options awarded to named executive officers is determined within the context of the Compensation Committee’s review of total target compensation for executive officers and in light of the Company’s philosophy of weighting overall compensation toward performance-related components. Black-Scholes values are used to convert the number of shares of stock underlying each stock option granted into a dollar value that can then be compared with peer group practices and the Company’s total compensation objective. The number of shares underlying each stock option grant for a named executive officer reflects a number of considerations, including the Company’s financial performance, expansion into profitable markets, achievement of strategic acquisitions that have positioned the Company for success and the desire to provide equity incentives competitive with our peer group. The variables used to calculate the Black-Scholes valuations for the annual non-qualified stock option grants included in this proxy statement are as follows:

Grant date	06/20/2005	05/22/2006	05/22/2007	05/19/2008	6/22/09
Grant price	$47.90	$51.30	$60.01	$44.20	$18.07
Expected term (in years)	4.1	4.6	4.5	4.81	4.31
Volatility	32.0%	34.0%	25.3%	32.0%	51.7%
Risk free rate	3.8%	4.9%	4.8%	3.1%	2.4%
Dividend	0.0	0.0	0.0	0.0	0.0

For 2009, because of our shift to the use of PSUs discussed more fully below, we did not grant shares of restricted stock to our named executive officers, other than grants made to Mr. DeMovick to persuade him to come out of retirement and to Mr. Stelben prior to and in connection with his appointment as our Interim Chief Financial Officer.

On March 24, 2009, the Compensation Committee granted Mr. DeMovick an award of 310,345 shares of performance-based restricted stock and 689,655 non-qualified stock options to purchase shares of Coventry common stock with a fair market value exercise price on the date of grant of $12.18 per share. The stock options and restricted stock (whose vesting is also subject to achievement of performance measures) vest in equal annual installments over a three-year period beginning March 24, 2010, the first anniversary of the grant date for these awards. We believed these initial grants to be appropriate incentives and retention devices, as well as necessary to obtain Mr. DeMovick’s agreement to end his retirement and rejoin the Company.

Mr. Stelben received 25,000 shares of performance-based restricted stock as part of our annual employee equity awards in 2009; he was not a named executive officer at the time of this grant. Mr. Stelben also received 15,000 shares of restricted stock that vest in four equal annual installments beginning on November 16, 2010, the first anniversary of the grant date. The Company determined that this grant of 15,000 shares of restricted stock constituted appropriate additional compensation in light of Mr. Stelben’s increased responsibilities as Interim Chief Executive Officers, with the time-based vesting providing a retention incentive.

Our named executive officers (other than Messrs. Wise and DeMovick) received stock option grants in June 2009, each with an exercise price of $18.07, the fair market value of Coventry’s common stock on the date of grant. The options vest in three equal annual installments beginning on the first anniversary of the grant date. In previous years, our option awards vested on a four-year schedule. Based on an analysis of peer company equity grant practices, we moved to a three-year option vesting schedule in 2009.

On April 8, 2009, the Compensation Committee granted Mr. Wise non-qualified stock options to purchase 1,000,000 shares of Company common stock at an exercise price of $14.32 per share, the fair market value on the date of the grant. The options vest in two equal annual installments on December 31, 2009 and December 31, 2010. The Company believed that this initial equity grant to Mr. Wise would provide him with substantial motivation to produce sustained improvements in Company operating performance and share price. The two-year vesting schedule also reflected the Company’s and Mr. Wise’s initial thinking that Mr. Wise’s return as Chief Executive Officer would be for two years. However, as we have previously publicly disclosed, the Company and Mr. Wise currently intend for Mr. Wise to lead Coventry through 2011.

The Company does not time the issuing of grants and awards around material, non-public information. Grant and award dates are determined either as of a specific future event (such as date of hire) or on the date of the Compensation Committee’s approval. The Compensation Committee generally considers new hire awards at its regularly scheduled meetings. Awards approved for executives that are newly hired are priced at the closing market price on the date of grant. The date of grant is either: (i) the date of hire if that date is after the Compensation Committee’s meeting date; or (ii) the date of the Compensation Committee’s meeting if the date of hire is before the Compensation Committee’s meeting date.

The annual equity grants for key members of management are reviewed and approved at a Compensation Committee meeting held mid-year during an open window period. The grant date for such annual awards is five (5) business days after the date of the Compensation Committee’s approval to allow time to communicate the awards and to timely file Form 4 disclosures with the Securities and Exchange Commission. The exercise price of option awards is the closing market price of the Company’s stock on the grant date.

Performance Stock Units.  In 2009, Coventry awarded PSUs to its senior executives. PSUs represent notional shares of the Company’s common stock. Holders of PSUs have no rights as stockholders with respect to shares of the Company’s common stock to which the awards relate. The PSU awards are designed such that, upon achievement of performance goals specified by the Compensation Committee, a percentage of the PSUs vest and become payable in cash to the PSU holders. Such payments generally equal the number of vested PSUs multiplied by the average closing market price of the Company’s common stock over the trading days from December 15, 2009 to January 15, 2010.

Coventry’s Compensation Committee decided to award PSUs in 2009 in part because of the decision to discontinue the Mid-Term Plan, described in greater detail below. The Committee believed that PSUs that vested over two years would promote stability in our executive ranks during Mr. Wise’s return as Chief Executive Officer. Also, we believed the PSUs would provide incentives to achieve 2009 and 2010 operating targets and to drive a sustained increase in the Company’s share price and market value.

In connection with his appointment as Chief Executive Officer, the Company agreed to award Mr. Wise 300,000 PSUs, contingent upon achievement of Company-wide EPS of $2.00, less the cumulative earnings for the quarters ended March 31 and June 30, 2009 (or stated another way, $1.20 for the six-month period ended December 31, 2009). In January 2010, pursuant to his employment agreement with the Company, Mr. Wise was granted an additional 300,000 PSUs, which are subject to vesting based upon achievement of EPS targets established by the Compensation Committee for 2010.

Messrs. Zielinski, Guertin, McGarry and Stelben also received PSU awards in 2009. The first 25% of the PSUs were to vest if the Company achieved EPS of $2.00 less the cumulative earnings for the quarters ended March 31 and June 31, 2009 (or $1.20 for the six-month period ended December 31, 2009), as was the case with Mr. Wise’s PSU award. For 2009, the Company met its EPS target and thus, the 2009 portion of PSUs were earned by each executive to whom they were awarded. The PSUs were settled in cash at $24.94 per unit, the average closing market price of the Company’s common stock from December 15, 2009 to January 15, 2010. The remaining 75% of the PSUs granted to these executives will vest based upon the Company’s achievement of performance goals determined by the Compensation Committee of the Board of Directors for the fiscal year ending December 31, 2010. This 25% — 75% split in the allocation of the PSUs reflected the fact that we were partially into fiscal year 2009 when the awards were made, and therefore believed the majority of units should be tied to 2010 performance. Mr. DeMovick’s 18,062 PSUs, which constituted a relatively small portion of the incentive awards made in connection with his hiring, vested in full upon attainment of this 2009 EPS objective and were also settled in cash at $24.94 per unit.

Performance-based executive retention program.  From 2004 to 2009, the Company utilized the Mid-Term Plan, a program intended to promote the retention of key executives. This program was administered under the terms of the 2004 Incentive Plan. The plan design included an annual EPS target and service requirements applied over a rolling three-year period, with payments contingent both on the annual EPS target being achieved and the executive’s continued employment with the Company through the three-year term. Allocations for a particular year were forfeited if EPS targets for that year were not met or if the executive voluntarily left the Company before the end of the applicable three-year term.

In 2009, as discussed above, we discontinued the Mid-Term Plan. This plan was designed several years earlier with the primary purpose of retaining the senior management team that was in place at that time. For 2009, we focused on compensation incentives that would incent Mr. Wise and Mr. DeMovick to come out of retirement and that would motivate our senior executives to work together to execute our turnaround strategy. Additionally, because of the two-year vesting term for our 2009 PSU awards and three-year vesting term for our 2009 option awards, we believed these awards would promote retention of the management team that we put in place in 2009.

Non-Qualified Deferred Compensation Plan.  The Company’s 401(k) Restoration and Deferred Compensation Plan (“Restore Plan”) maintains the relative value of the Company-provided retirement benefit to all employees otherwise curtailed by Internal Revenue Code Section 415. This benefit is paid to equalize benefits (on the basis of percent of base pay allocated to retirement funding) for all similarly situated executives. The Restore Plan is discussed in more detail in the narrative to the Non-qualified Deferred Compensation Table on page 34 of this proxy statement.

Perquisites.  The Company provides a limited number of perquisites to the named executive officers. In 2009, in keeping with what we believe to be best compensation practices, we eliminated, on a prospective basis, tax gross-ups with respect to executive perquisites. The Company-provided perquisites in 2009 included a car allowance for some executives, personal aircraft use in the cases of Messrs. Wolf and Guertin and aircraft travel for spouses of executives who accompanied such executives to certain business meetings. Such spousal travel did not result in any incremental cost to the Company.

Benefits.  All executives have the right to participate in Company employee benefit programs (including medical, dental, vision, life, accidental death and dismemberment, dependent life, short- and long-term disability, 401(k) plan, vacation/holidays, group legal, and flexible spending accounts). Benefit plan participation is on the same basis as all other eligible employees, except that highly compensated employees ($150,000 base salary plus bonus or higher) pay a higher medical plan contribution rate than other covered employees.

Executive Stock Ownership Guidelines

The Company has adopted stock ownership guidelines for certain executive officers. These guidelines promote an ownership culture and long-term perspective and are intended to align executive officers’ interests with stockholders’ interests. The guidelines recommend that the Chief Executive Officer, President, Executive Vice Presidents, Senior Vice Presidents and other designated executives own shares of the Company’s common stock having a continuing value equal to a multiple of their base salary. In 2008, based on an analysis of the top 250 largest publicly traded companies, the Company established recommended multiples as follows:

Chief Executive Officer	Five times base salary
Executive Vice Presidents	Four times base salary
Senior Vice Presidents	Two times base salary
Other designated executives	One times base salary

Executives are expected to achieve their stock ownership goals within five years of the date such executive becomes subject to the guidelines. Hedging or any form of margin arrangement, short sales, and/or dealing in puts and calls of the Company’s stock by executives are prohibited. Executives who do not meet the guidelines within the prescribed time frame may not be eligible for future stock grants.

The percent of stock ownership guideline achieved by each named executive officer under our executive stock ownership guidelines as of December 31, 2009 is displayed in the following table:

	Guideline		Shares Held as of
	Multiple of	Share Ownership	December 31,	Percent of
Executive	Base Salary	Guideline(1)	2009	Guideline Met

Wise	Five times base salary	$3,000,000	98,746	80%
Stelben	Two times base salary	$650,000	97,863	366%
DeMovick	Four times base salary	$2,400,000	365,464	319%
McGarry	Two times base salary	$1,350,000	67,671	122%
Zielinski	Four times base salary	$2,400,000	68,328	69%

(1)	Based on the closing market price of the Company’s stock on December 31, 2009 of $24.29 per share.

Post-Termination Arrangements.  The Company provides severance and change-in-control post-termination benefits to its named executive officers. These arrangements are provided to maintain executive continuity and leadership during potentially disruptive negotiations relating to potential mergers, acquisitions, or other business combinations. These arrangements also serve to protect the stockholders’ interest in maintaining executive leadership so that goals and objectives in the best interest of the stockholders are pursued.

Set forth below is information concerning the compensation of our named executive officers for 2009.

Summary Compensation Table

									Non-Equity
						Stock		Option	Incentive Plan	All Other
						Awards		Awards	Compensation	Compensation
Name and Principal Position	Year	Salary(1)		Bonus		(3)		(3)	(4)	(5)		Total

Allen F. Wise	2009	$584,243	(6)	$2,750,000	(2)	$4,296,000	(7)	$7,225,500	$2,500,000	$72,046		$17,427,789
Chief Executive Officer and Chairman
Dale B. Wolf	2009	$384,885		$0		$0	(7)	$0	$0	$7,841,106	(10)	$8,225,991
Former Chief Executive	2008	$965,000		$0		$6,293,600	(13)	$3,273,750	$0	$486,447		$11,018,797
Officer	2007	$925,000		$0		$1,800,300		$4,071,510	$3,821,226	$588,190		$11,206,226
Shawn M. Guertin	2009	$594,000		$0		$542,100	(7)	$1,427,364	$0	$2,260,051	(11)	$4,823,515
Former Executive Vice	2008	$570,000		$0		$2,989,460	(14)	$1,455,000	$0	$153,562		$5,168,022
President, Chief Financial Officer and Treasurer	2007	$525,000		$0		$1,500,250		$1,809,560	$1,126,486	$165,168		$5,126,464
John J. Stelben	2009	$312,346		$0		$889,774	(7)(8)	$0	$310,000	$25,212		$1,537,332
Interim Chief Financial Officer and Treasurer
Harvey C. DeMovick, Jr.	2009	$522,308		$0		$1,478,774	(7)(9)	$4,447,447	$650,000	$187,136		$7,285,665
Executive Vice President
James E. McGarry	2009	$433,849		$0		$203,288	(7)	$475,788	$425,000	$34,925		$1,572,850
Senior Vice	2008	$415,005		$0		$983,375	(15)	$509,250	$0	$37,153		$1,944,783
President, Customer Service Operations
Thomas C. Zielinski	2009	$575,000		$0		$316,225	(7)	$792,980	$475,000	$55,481		$2,214,686
Executive Vice	2008	$475,000		$0		$1,573,400	(16)	$1,091,250	$0	$59,989		$3,199,639
President, General	2007	$450,000		$0		$1,050,175		$904,780	$771,202	$61,370		$3,237,527
Counsel
Francis S. Soistman	2009	$270,000		$0		$0	(7)	$0	$0	$2,237,147	(12)	$2,507,147
Former Executive Vice	2008	$600,000		$0		$2,360,100	(17)	$1,455,000	$0	$171,174		$4,586,274
President	2007	$575,000		$0		$1,200,200		$1,809,560	$771,202	$61,376		$4,417,338

(1)	Base salary amount paid to named executive officer.

(2)	Reflects 2009 portion of signing bonus paid in cash pursuant to Mr. Wise’s employment agreement, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 7, 2010.

(3)	“Stock Awards” and “Option Awards” reflect the aggregate grant date fair value of such awards consistent with FASB Accounting Standards Codification Topic 718 (“ASC 718”). The assumptions for each stock option grant are listed on page 25 of this proxy statement. The grant date fair value for PSUs and awards of restricted stock was determined by taking the closing market price of the Company’s common stock on the date of grant and multiplying it by the number of units included in the 2009 portion of the award.

(4)	Reflects payments under the 2009 EMIP for 2009, and, for each prior year, under the applicable EMIP and Mid-Term Executive Retention Plan for such year.

(5)	“All Other Compensation” consists of the following:

						Company
		Company			Company	Match
	Car	Provided	Trans-	Relocation	Match	Nonqualified
	Allowance	Transportation	portation	Expense	Retirement	401(k) Restore
Executive	(a)	(Aircraft)(b)	Gross-up(c)	Payment	Savings	Plan	Severance	Total(d)

Wise	$0	$0	$0	—	$11,025	$61,021	—	$72,046
Wolf	$0	$49,820	$11,147	—	$10,933	$0	$7,769,206	$7,841,106
Guertin	$21,641	$79,939	$18,974	—	$10,844	$31,747	$2,096,906	$2,260,051
Stelben	$8,696	$0	$0	—	$10,655	$5,861	—	$25,212
DeMovick	$0	$0	$0	$163,512	$11,025	$12,599	—	$187,136
McGarry	$8,100	$0	$0	—	$11,025	$15,800	—	$34,925
Zielinski	$20,312	$0	$0	—	$10,779	$24,390	—	$55,481
Soistman	$10,821	$0	$4,963	—	$11,025	$0	$2,210,338	$2,237,147

(a)	Car allowance for executives.

(b)	Incremental cost to the Company includes amounts billed per trip for airport fees, trip-related expenses and a portion of the depreciation cost of the Company’s fractional share of leased or timeshare aircraft.

(c)	In keeping with best compensation practices, the Compensation Committee eliminated, on a prospective basis, tax gross-up payments on perquisites for all executives. See our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 11, 2009. Messrs. Wolf, Guertin and Soistman were provided tax gross-up payments per their employment agreements, which were entered into prior to the institution of this new compensation practice.

(d)	As described on page 27 of this proxy statement, the Company provides a long-term disability benefit to its executives. The Company does not incur any incremental costs in connection with providing this benefit and therefore no amount with respect to this benefit is reflected under “All Other Compensation.” Please refer to the Post-Termination Compensation — Fiscal Year 2009 Table on pages 35 and 36 of this proxy statement for the amount the Company would expect to incur had this long-term disability benefit been triggered on December 31, 2009.

(6)	Includes $46,935 paid to Mr. Wise as compensation for his services as a non-employee director and Chairman of the Board of Directors through January 26, 2000. Following his appointment as Chief Executive Officer, Mr. Wise did not receive any additional compensation for his services as a director.

(7)	As discussed above in the Compensation Discussion and Analysis, during 2009, the Company awarded PSUs to Messrs. Wise, Guertin, DeMovick, Zielinski, McGarry and Stelben in the amounts of 300,000, 120,000, 18,062, 70,000, 45,000 and 18,500 units, respectively. Mr. Wise’s PSU grant vested in full based on the achievement of 2009 performance objectives. Additionally, pursuant to his employment agreement, on January 4, 2010 Mr. Wise received 300,000 PSUs that will vest based on the achievement of 2010 performance objectives. Mr. DeMovick’s PSUs vested in full based on the achievement of 2009 performance objectives. For Messrs. Guertin, Zielinski, McGarry and Stelben, pursuant to the terms of their grants, the PSUs vest in 25% and 75% increments in 2009 and 2010, respectively, based on the achievement of certain performance criteria. For 2009, the performance vesting for the PSUs was based on the Company’s achievement of adjusted EPS of $2.00 less the cumulative earnings for the quarters ended March 31 and June 30 (or $1.20 for the six-month period ending December 31, 2009), which the Company achieved. The grant date fair value assigned to the 2009 portions of these grants for Messrs. Wise, Guertin, DeMovick, Zielinski, McGarry and Stelben were $4,269,000, $542,100, $219,995 $316,225, $203,288 and $83,574, respectively, which amounts were derived by multiplying the number of PSUs by the closing price of the Company’s stock on the grant date. Actual amounts paid with respect to vested PSUs were derived based on the average closing market price of the Company’s common stock from December 15, 2009 to January 15, 2010, or $24.94 per unit. The PSUs that vest in 2010 upon the achievement of certain performance criteria are not included in the calculation of the grant date fair value of the PSUs because the performance goals applicable to those PSUs are set by the Compensation Committee in 2010. Mr. Guertin forfeited his PSUs upon his resignation. Messrs. Wolf and Soistman resigned before PSU awards were made.

(8)	Includes 15,000 shares of time-based restricted stock that vest in equal annual installments over a period of four years from the date of grant. Mr. Stelben also received 25,000 shares of performance-based restricted stock based on the achievement of 2009 performance objectives that were met. The performance-based shares are now time-based and vest in four equal annual installments beginning on the first anniversary date of the grant. The grant date fair values attributed to the 15,000 shares of time-based restricted stock and 25,000 shares of performance-based restricted stock are $354,450 and $451,750, respectively.

(9)	On March 24, 2009, Mr. DeMovick received 310,345 shares of performance-based restricted stock that vest in equal annual installments over a three-year period beginning on the first anniversary date of the grant based on the achievement of certain performance criteria established for 2009, 2010, and 2011, respectively. The grant date fair value attributed to the 2009 portion of the shares of restricted stock is $1,260,000. The grant date fair value of the shares of restricted stock that vest in 2010 and 2011 are not included in the table because the performance objectives for each of those years will be determined in 2010 and 2011, respectively.

(10)	Mr. Wolf resigned as the Company’s Chief Executive Officer in 2009 and in connection with his resignation received the following amounts, which are more fully discussed in the “Post-Termination Compensation-Fiscal Year 2009” Table: cash severance in the amount of $4,680,000, which includes $650,000 paid in connection with his resignation from the Board; benefit continuation in the amount of $33,645; accelerated Mid-Term Executive Retention Plan vesting in the amount of $2,200,398; and accelerated stock vesting in the amount of $855,163. These amounts are included in the “All Other Compensation” tabular footnote under “Severance.” The aggregate value assigned to the acceleration of stock vesting was determined by multiplying the closing market price of the Company’s stock on the date of resignation by the number of shares of unvested stock.

(11)	Mr. Guertin resigned from the Company in 2009 and in connection with his resignation received the following amounts which are more fully discussed in the “Post-Termination Compensation-Fiscal Year 2009” Table: cash severance in the amount of $900,000; benefit continuation in the amount of $33,645; accelerated Mid-Term Executive Retention Plan vesting in the amount of $409,706; and accelerated stock vesting in the amount of $753,555. These figures are included in the “All Other Compensation” tabular footnote under “Severance.” The aggregate value assigned to the acceleration of stock vesting was determined by multiplying the closing market price of the Company’s stock on the date of resignation by the number of shares of unvested stock.

(12)	Mr. Soistman resigned from the Company in 2009 and in connection with his resignation received the following amounts which are more fully discussed in the “Post-Termination Compensation-Fiscal Year 2009” Table: cash severance in the amount of $1,025,000; benefit continuation in the amount of $16,575; accelerated Mid-Term Executive Retention Plan vesting in the amount of $841,513; and accelerated stock vesting in the amount of $327,250. These figures are included in the “All Other Compensation” table under “Severance.” The aggregate value assigned to the acceleration of stock vesting was determined by multiplying the closing market price of the Company’s stock on the date of resignation by the number of shares of unvested stock.

(13)	Includes 80,000 shares of performance based restricted stock with a grant date fair value of $3,536,000, which were forfeited because the Company failed to achieve the established performance criteria.

(14)	Includes 38,000 shares of performance based restricted stock with a grant date fair value of $1,679,600, which were forfeited because the Company failed to achieve the established performance criteria.

(15)	Includes 12,500 shares of performance based restricted stock with a grant date fair value of $552,500, which were forfeited because the Company failed to achieve the established performance criteria.

(16)	Includes 20,000 shares of performance based restricted stock with a grant date fair value of $884,000, which were forfeited because the Company failed to achieve the established performance criteria.

(17)	Includes 30,000 shares of performance based restricted stock with a grant date fair value of $1,679,000, which were forfeited because the Company failed to achieve the established performance criteria.

The following table sets out grants of plan-based awards to our named executive officers in 2009.

Grants of Plan-Based Awards During Fiscal Year 2009

Estimated Future Payouts Under Non-Equity Incentive Plan Awards

						Estimated
						Future
			Estimated	Estimated	Estimated	Payouts
			Future	Future	Future	Under
			Payouts	Payouts	Payouts	Equity		Exercise or	Grant Date
			Under	Under	Under	Incentive		Base Price	Fair
			Non-Equity	Non-Equity	Non-Equity	Plan		of Option	Value of Stock
		Approval	Incentive	Incentive	Incentive	Awards		Awards	and Option
Name	Grant Date	Date	Plan Awards	Plan Awards	Plan Awards	(Target) (#)		($/Shares)	Award
			Threshold	Target	Maximum				(7)
			($)(1)	($)(1)	($)(1)

Wise	4/8/2009	4/8/2009				1,000,000	(3)	$14.32	$7,225,500
	4/8/2009	4/8/2009				300,000	(2)		$4,296,000
	2009 EMIP	3/4/2009	$1,620,000	$1,800,000	$3,600,000 (4)
Guertin	6/22/2009	6/16/2009				180,000	(3)	$18.07	$1,427,364
	6/22/2009	6/16/2009				30,000	(2)		$542,100
Stelben	6/22/2009	6/16/2009				4,625	(2)		$83,574
	6/22/2009	6/16/2009				25,000	(5)		$451,750
	11/16/2009	1/16/2009				15,000	(6)		$354,450
	2009 EMIP	3/4/2009	$146,250	$162,500	$5,000,000
DeMovick	3/24/2009	3/24/2009				689,655	(3)	$12.18	$4,447,447
	3/24/2009	3/24/2009				18,062	(2)		$219,995
	3/24/2009	3/24/2009				103,348	(8)		$1,258,779
	2009 EMIP	3/4/2009	$405,000	$450,000	$5,000,000
McGarry	6/22/2009	6/16/2009				60,000	(3)	$18.07	$475,788
	6/22/2009	6/16/2009				11,250	(2)		$203,287
	2009 EMIP	3/4/2009	$283,500	$315,000	$5,000,000
Zielinski	6/22/2009	6/16/2009				100,000	(3)	$18.07	$792,980
	6/22/2009	6/16/2009				17,500	(2)		$316,225
	2009 EMIP	3/4/2009	$405,000	$450,000	$5,000,000

(1)	Represents the estimated payouts under the 2009 EMIP. As described on page 24 of this proxy statement, actual payout amounts were 139% of target for Mr. Wise or $2,500,000; 144% of target or $650,000 for Mr. DeMovick; 135% of target or $425,000 for Mr. McGarry; 106% of target or $475,000 for Mr. Zielinski; and 199% of target or $310,000 for Mr. Stelben.

(2)	Represents PSUs that vested on December 31, 2009 based on the achievement of 2009 performance objectives. In addition to the PSUs granted in 2009, per his employment agreement effective as of January 26, 2009 and filed as Exhibit 10.1 to our Current Report on Form 8-K filed on May 7, 2009, Mr. Wise was granted 300,000 PSUs effective on January 4, 2010 which will vest, if it all, based on the achievement of 2010 performance metrics established in 2010. Messrs. Guertin, McGarry, Stelben and Zielinski were each granted PSUs that vest in two annual increments of 25% and 75% based on the achievement of 2009 and 2010 performance metrics, respectively, as described more fully in our Current Report on Form 8-K filed on July 9, 2009. The first tranche of 25% PSUs vested as of December 31, 2009 and are reflected in this table. The remaining tranche of 75% will vest, if at all, based on the achievement of 2010 performance metrics established in 2010. Mr. Guertin resigned from the Company on in 2009 and therefore forfeited his right to the PSUs awarded to him. Mr. DeMovick received PSUs that vested in full based on the achievement of 2009 performance objectives.

(3)	Represents non-qualified stock options, which, other than in the case of Mr. Wise, vest in three equal annual installments beginning on the first anniversary of the grant date and have a ten year exercise term from grant date. In Mr. Wise’s case, such options vest in two equal installments on December 31, 2009 and December 31, 2010.

(4)	The maximum amount that Mr. Wise could be awarded under the terms of his employment agreement.

(5)	Mr. Stelben was granted the 25,000 shares of restricted stock that were subject to 2009 performance objectives that were achieved. The award is now time-based and vests in four equal annual installments.

(6)	Represents time-based restricted stock that vests in four equal installments beginning on the first anniversary of the grant date.

(7)	Values in this column reflect the aggregate grant date fair value of such awards computed in accordance with ASC 718. The grant date fair value for PSUs and awards of restricted stock was determined by multiplying the closing stock price of the Company’s common on the date of grant by the number of units or shares included in the award(s).

(8)	On March 24, 2009, Mr. DeMovick received 310,345 shares of performance based restricted stock that vest in equal annual installments over a three year period beginning on the first anniversary date of the grant subject to the achievement of certain performance criteria established for 2009, 2010, and 2011, respectively. The number of shares for the 2009 performance period is 103,348 shares which is included in the table. The grant date fair value attributed to the 2009 portion of the shares of restricted stock is $1,260,000. The grant date fair value of the shares of restricted stock that vest in 2010 and 2011 are not included in the table because the performance objectives for each of those years will not be determined until 2010 and 2011, respectively.

The following table provides information with respect to outstanding non-qualified stock options and restricted stock held by our named executive officers as of December 31, 2009.

Outstanding Equity Awards at Fiscal Year End — Fiscal Year 2009(1)

	Option Awards					Stock Awards
										Equity
										Incentive
									Equity	Plan
									Incentive	Awards:
									Plan	Market or
									Awards:	Payout
									Number	Value of
								Market	of Unearned	Unearned
							Number of	Value	Shares,	Shares,
		Number of	Number of				Shares	of Shares	Units or	Units or
		Securities	Securities				or Units of	or Units	Other	Other
		Underlying	Underlying				Stock	of Stock	Rights	Rights
		Unexercised	Unexercised	Option			That	That	That	That
		Options	Options	Exercise	Option		Have Not	Have Not	Have Not	Have Not
		Exercisable	Unexercisable	Price	Expiration		Vested	Vested	Vested	Vested
Name	Grant Date	(#)	(#)	($)	Date	Grant Date	(#)	($)	(#)(2)	($)(2)

Wise	4/8/2009	500,000	500,000	$14.32	4/8/2019	4/8/2009			300,000	—
Wolf	6/25/2003	211,250		$19.30	6/25/2013
	6/14/2004	1,500,000		$32.46	6/14/2014
	6/20/2005	225,000		$47.90	6/20/2015
	5/22/2006	155,250		$51.30	5/22/2016
	5/22/2007	112,500		$60.01	5/22/2017
	5/19/2008	56,250		$44.20	5/19/2018
Guertin	6/25/2003	8,750		$19.30	6/25/2013
	6/14/2004	45,000		$32.46	6/14/2014
	11/3/2004	115,000		$28.37	11/3/2014
	6/20/2005	112,500		$47.90	6/20/2015
	5/22/2006	100,000		$51.30	5/22/2016
	5/22/2007	100,000		$60.01	5/22/2017
	5/19/2008	50,000		$44.20	5/19/2018
	6/22/2009	60,000		$18.07	6/22/2019
Stelben	6/25/2003	19,631		$19.30	6/25/2013	5/22/2007	2,500	$150,002
	6/14/2004	26,250		$32.46	6/14/2014	9/26/2008	3,750	$129,263
	6/20/2005	30,000		$47.90	6/20/2015	6/22/2009	25,000	$451,750
	5/22/2006	15,000	5,000	$51.30	5/22/2016	11/16/2009	15,000	$354,450
	5/22/2007	7,500	7,500	$60.01	5/22/2007	11/16/2009			13,875	—
	5/19/2008	6,250	18,750	$44.20	5/19/2008
DeMovick	3/24/2009		689,655	$12.18	3/24/2019	3/24/2009			206,897	—
McGarry	6/14/2004	22,500		$32.46	6/14/2014	5/22/2007	2,500	$150,002
	6/20/2005	45,000		$47.90	6/20/2015	9/26/2008	9,375	$323,156
	5/22/2006	41,250	13,750	$51.30	5/22/2016	6/22/2009			33,750	—
	5/22/2007	20,000	20,000	$60.01	5/22/2017
	5/19/2008	8,750	26,250	$44.20	5/19/2018
	6/22/2009		60,000	$18.07	6/22/2019
Zielinski	6/14/2004	7,500		$32.46	6/14/2014	5/22/2006	2,500	$128,250
	6/20/2005	22,500		$47.90	6/20/2015	5/22/2007	8,750	$525,088
	5/22/2006	25,000	12,500	$51.30	5/22/2016	9/26/2008	15,000	$517,050
	5/22/2007	25,000	25,000	$60.01	5/22/2017	6/22/2009			52,500	—
	5/19/2008	18,750	56,250	$44.20	5/19/2018
	6/22/2009		100,000	$18.07	6/22/2019
Soistman	6/14/2004	30,000		$32.46	6/14/2014
	11/3/2004	108,638		$28.37	11/3/2014
	6/20/2005	112,500		$47.90	6/20/2015
	5/22/2006	100,000		$51.30	5/22/2016
	5/22/2007	75,000		$60.01	5/22/2017
	5/19/2008	50,000		$44.20	5/19/2018

(1)	Equity awards granted prior to 2009 vest in equal annual installments over four years and in some cases are subject to achievement of performance criteria. Equity awards granted in 2009 vest in equal annual installments over three years, except in the case of Mr. Stelben’s award of 15,000 shares of restricted stock, which vest in four equal annual installments. In some cases, the equity awards granted in 2009 are subject to achievement of performance criteria. The PSUs granted to executive officers vest as described in footnote (2).

(2)	Pursuant to his employment agreement effective January 26, 2009 and filed as Exhibit 10.1 to our Current Report on Form 8-K filed on May 7, 2009, Mr. Wise received 300,000 PSUs on January 4, 2010 that will vest, if at all, based on the achievement of 2010 performance metrics established in 2010. Messrs. Guertin, McGarry, Stelben, and Zielinski were each granted PSUs that vest in two annual increments of 25% and 75% based on the achievement of 2009 and 2010 performance metrics, respectively. The first tranches of 25% PSUs have vested and are reflected in the Grants of Plan Based Awards Table. The remaining tranches of 75% will vest, if at all, based on the achievement of 2010 performance objectives and are included in this column. Mr. Guertin resigned from the Company in 2009 and therefore forfeited his right to the PSUs awarded to him. In the case of Mr. DeMovick, the amount represents the performance-based restricted stock he may receive in two equal annual installments based on the achievement of 2010 and 2011 performance objectives, respectively. The grant date fair market value of all awards reflected in this column is undeterminable as performance metrics will be set in future periods.

The following table provides information concerning exercises of non-qualified stock options of and releases of restrictions on restricted shares during 2009 for our named executive officers.

Option Exercises and Stock Vested — Fiscal Year 2009

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized on	Acquired	Value Realized
Name	on Exercise	Exercise*	on Vesting	on Vesting*

Wise	—	—	0	$0
Wolf	—	—	53,750	$855,162
Guertin	—	—	27,000	$511,905
Stelben	—	—	4,375	$82,831
DeMovick	—	—	0	$0
McGarry	—	—	8,125	$154,887
Zielinski	—	—	17,500	$330,668
Soistman	—	—	25,000	$472,625

*	“Value Realized on Exercise” represents the difference between the market price of the underlying securities at exercise and the exercise or base price of the options and “Value Realized on Vesting” is determined by multiplying the number of shares of stock or units by the market value of the underlying shares on the vesting date.

The Company does not have a defined benefit pension plan. The following table provides information concerning our 401(k) Restoration and Deferred Compensation Plan to our named executive officers.

Nonqualified Deferred Compensation — Fiscal Year 2009

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance
	in Last FY	in Last FY	in Last FY	Distributions	at Last FY End
Name	(1)	(2)	($)(3)	($)	($)(4)(5)

Wise	$55,546	$61,021	$10,230	$0	$65,777
Wolf	$52,860	$0	$813,773	$2,917,782	$0
Guertin	$86,625	$31,747	$170,635	$0	$828,672
Stelben	$5,200	$5,861	$78,251	$0	$196,430
DeMovick	$375,231	$12,599	$396,899	$340,631	$1,680,480
McGarry	$211,324	$15,800	$1,174	$0	$573,358
Zielinski	$44,680	$24,390	$90,917	$0	$462,119
Soistman	$48,029	$0	$438,256	$0	$1,925,288

(1)	These amounts are included in the Summary Compensation Table in the “Salary” column.

(2)	Company contributions in 2009 included in footnote 5 of the Summary Compensation Table under “Company Match Nonqualified 401(k) Restore Plan.”

(3)	For the 401(k) Restoration and Deferred Compensation Plan, earnings are based solely on the results of the investment choices made by the named executive officer. The investment choices are the same funds as are available to all employees participating in the Company’s 401(k) plan.

(4)	Of the Aggregate Balance at Last Fiscal Year End, the following aggregate amounts were reported as “Other Compensation” of the named executive officer in the Summary Compensation Tables in this year’s and prior years’ proxy statements: Mr. Guertin — $158,631; Mr. McGarry — $31,484; Mr. Zielinski — $79,840; and Mr. Soistman — $226,981.

(5)	Amounts reflected in this column do not include Registrant Contributions for the Last Fiscal Year which are reflected in Column (2) above because the Registrant Contributions for fiscal year 2009 are made in fiscal year 2010.

Restore Plan Summary

An executive may defer up to 75% of base salary and up to 100% of cash incentive bonus in a plan year. The plan year begins January 1 and ends December 31. Elections must be made in advance of the plan year. The Company matches the executive’s deferral with a contribution equal to the matching contribution formula in the 401(k) Plan, applied to the sum of the executive’s deferrals in the 401(k) Plan and the Restore Plan as a percent of eligible pay, less the Company’s matching contribution in the 401(k) Plan for the same year. In no event may the Company’s aggregate match to these plans exceed 4.5% of eligible compensation. Investment options include Company stock and a broad range of mutual funds available from T. Rowe Price. Earnings credited to an executive’s account are based on the specific investment elections of that executive. Distributions following termination are either lump sum or in substantially equal payments over a five-year period, as elected by the executive upon initial enrollment. Distributions are available upon death, disability, or unforeseeable emergency. Such emergencies include severe financial hardship to the employee resulting from illness or accident of the employee, spouse or direct descendant; loss of property due to casualty; or other similar extraordinary and unforeseeable circumstances arising beyond the control of the employee.

The following table summarizes the estimated payments to be made under each contract, agreement, plan or arrangement that provides for payments to a named executive officer at, following, or in connection with any termination of employment, including by death, disability, termination without cause, constructive termination, or on change-in-control or a change to a named executive officer’s responsibilities, assuming an effective date of December 31, 2009. Benefits available without discrimination to all salaried employees are excluded from the table.

The following table does not repeat information in other tables herein, unless the amount payable to the executive would be enhanced by the termination event:

Post-Termination Compensation — Fiscal Year 2009

	Wise	Wolf(3)(5)	Guertin(5)	Stelben	DeMovick	Zielinski	McGarry	Soistman(5)

Death Benefit
Lump sum Payment	$1,800,000	—	—	—	$450,000	$202,500	$765,000	—
Accelerated Mid-Term Executive Retention Plan Vesting(1)	—	—	—	$47,755	—	$284,117	$154,505	—
Benefit Continuation(6)	$17,619	—	—	$11,232	$5,698	$23,085	$5,596	—
Accelerated Stock Vesting(9)	$4,985,000	—	—	$1,123,314	$15,890,002	$1,259,613	$661,644	—
Accelerated Performance Stock Unit Vesting(2)	$7,482,000	—	—	$346,043	—	$1,309,350	$841,725	—
Total	$14,284,619	—	—	$1,528,344	$16,345,700	$3,078,665	$2,428,470	—
Long-Term Disability Benefit
Base Pay	$600,000	—	—	—	—	$300,000	—	—
Present Value LTD Exec Excess Payments	—	—	—	—	—	$3,345,569	—	—
Performance Based Bonus	$1,800,000	—	—	—	$450,000	$202,500	—	—
Accelerated Mid-Term Executive Retention Plan Vesting(1)	—	—	—	$47,755	—	$284,117	$154,505	—
Benefit Continuation(6)	$35,818	—	—	—	$11,580	$22,141	$11,422	—
Accelerated Stock Vesting(9)	$4,985,000	—	—	$1,123,314	$15,890,002	$1,259,613	$661,644	—
Accelerated Performance Stock Unit Vesting(2)	$7,482,000	—	—	$346,043	—	$1,309,350	$841,725	—
Total	$14,902,818	—	—	$1,517,112	$16,351,582	$6,723,289	$1,669,296	—
								—
Termination Without Cause or Constructive Termination
Severance(4)	$2,400,000	$4,680,000	$900,000	$325,000	$600,000	$802,500	$765,000	$1,025,000
Benefit Continuation(6)	$23,879	$33,645	$33,645	$17,083	$11,580	$11,071	$11,422	$16,575
Accelerated Mid-Term Executive Retention Plan Vesting(1)	—	$2,200,398	$409,706	$47,755	—	$284,117	$154,505	$841,513
Accelerated Stock Vesting(7)	$4,985,000	$855,163	$753,555	—	$5,087,271	$443,944	—	$327,250
Accelerated Performance Stock Unit Vesting(2)	$7,482,000	—	—	—	—	—	—	—
Total	$14,890,879	$7,769,206	$2,096,906	$389,838	$5,698,851	$1,541,632	$930,927	$2,210,338
Termination Without Cause or Constructive Termination (Within Two Years Following Change in Control)
Severance(4)	$2,400,000	—	—	$325,000	$1,050,000	$1,605,000	$765,000	—
Benefit Continuation(6)	$35,818	—	—	$17,083	$11,580	$22,141	$11,422	—
Accelerated Mid-Term Executive Retention Plan Vesting(1)	—	—	—	$47,755	—	$284,117	$154,505	—
Accelerated Stock Vesting(9)	$4,985,000	—	—	$1,123,413	$15,890,002	$1,259,613	$661,644	—
Accelerated Performance Stock Unit Vesting(2)	$7,482,000	—	—	$346,043	—	$1,309,350	$841,725	—
Total Severance Absent 280G Excise Tax Gross-up	$14,902,818	—	—	$1,859,293	$17,235,699	$4,350,609	$2,279,791	—
Section 280G Excise Tax Gross-up(8)	—	—	—	—	—	—	—	—
Total	$14,902,818	—	—	$1,859,923	$17,235,699	$4,350,609	$2,279,791	—

(1)	Mid-Term Plan balances as of December 31, 2009 for Messrs. Stelben, Zielinski, and McGarry. Performance vesting has been met and only time vesting remains.

(2)	Calculation assumes value of $24.94 per unit, termination of employment on December 31, 2009 and achievement of 2010 performance criteria.

(3)	Mr. Wolf’s termination payment includes a lump sum amount of $650,000 and a total of $4,030,000 payable over 24 months through April 30, 2011.

(4)	Payments to Messrs. Guertin and Soistman are payable over 12 months from date of termination.

(5)	As part of the negotiations with Messrs. Wolf, Soistman, and Guertin regarding their departures from the Company, the Company agreed to treat their resignations as “without cause” under their respective employment agreements. Amounts reflect the actual payments to such executives in connection with their resignations.

(6)	Company-paid premiums to provide coverage for medical, dental and vision in accordance with employment agreements.

(7)	One year acceleration of restricted awards and nonqualified stock options, or in the case of Mr. Wise 50% of all unvested restricted stock awards and non-qualified stock options.

(8)	No excise tax due.

(9)	Represents acceleration of restricted stock and non-qualified stock options.

The following table summarizes the terms of the employment agreements to which our named executive officers were parties as of December 31, 2009. The Company and Mr. Stelben are not parties to an employment agreement.

Employment Agreement Summary

Feature	Wise	DeMovick	Zielinski	McGarry

Initial Date / Term	1/26/2009, two (2) years	2/2/2009-3/25/2012	1/1/2008, three (3) years	June 17, 1999/Not applicable.
Renewal	Year-to-year	Same(1)	Same(1)	Not applicable
Base Salary(2)	$600,000	$600,000	$600,000	$450,000
Annual Incentive	Executive Management Incentive Plan target of 300% of base salary; not to exceed 200% of such target	Executive Management Incentive Plan at target of 75% of base salary	Executive Management Incentive Plan at target of 75% of base salary	70%
Vacation	Four weeks	Same(1)	Same(1)	Same(1)
Auto	Not applicable	Not applicable	Monthly allowance (tax gross-up)	Not applicable
Airplane Allowance	Use of and reimbursement for executive-owned aircraft used in connection with business travel not to exceed $6,500 per hour.	None.	None.	None.
Death Benefit	Lump sum payment equal to target performance bonus; three years’ of medical, dental and vision coverage for Mr. Wise’s spouse and the acceleration of stock options; acceleration and settlement of performance share units.	Lump sum payment equal to target bonus; cost of medical, dental, and vision premiums (12 months) for spouse; unvested options fully vest; unvested restricted shares vest; acceleration and settlement of performance share units.	Lump sum equal to average earned bonus last two calendar years immediately preceding death and cost of medical, dental, and vision premiums (24 months). Stock options and restricted grants vest in full (including Mid-Term Executive Retention Plan).	Continuation of eligible severance payments and benefits payable to surviving spouse during remainder of 12 month severance period.

Feature	Wise	DeMovick	Zielinski	McGarry

Disability Benefit	Lump sum payment equal to target performance bonus; three years’ of medical, dental and vision coverage for Mr. Wise (or his spouse if death occurs during period) and the acceleration of stock options and acceleration and settlement of performance share units.	Lump sum payment equal to target bonus, cost of medical, dental, and vision premiums (12 months) or spouse in case of death, unvested options fully vest, unvested restricted stock and performance shares vest.	Base pay until eligible for LTD benefits (six months), then 60% of pre-disability earnings (to age 65) to extent not paid by LTD program. Lump sum equal to average earned bonus last two calendar years immediately preceding disability and cost of medical, dental, and vision premiums (24 months). Stock options and restricted grants vest in full.	Eligible for LTD benefit for similarly situated non-executive employees.
Termination by Company	With or without cause upon 90 days notice.	With or without cause upon 60 days notice.	Same.(1)	With or without cause upon 60 days notice.
Termination Without Cause or Constructive Termination	Earned but unpaid base salary plus pro rata portion of bonus under Executive Management Incentive Plan, if performance criteria achieved; lump sum payment equal to the sum of annual base salary plus target bonus under Executive Management Incentive Plan if less than one year remains or lump sum payment equal to the sum of annual base salary plus target bonus under Executive Management Incentive Plan multiplied by a fraction, the numerator of which is the number of days remaining in the term of this Agreement and the denominator of which is 365, if more than one year remains; cost of medical, dental, and vision premiums (24 months). Unvested stock options vest and pro rata potion of PSUs vest and are settled in cash provided performance trigger has been met.	Base salary through balance of term but no more than 1 year, cost of medical, dental, and vision premiums (12 months), accelerated vesting of outstanding options, unvested restricted shares and performance units are pro rata vested based on attainment of performance criteria for year termination occurs and number of months worked that year.	One times sum of base salary and average earned bonus for previous two calendar years immediately preceding year of termination (paid monthly over a one year period); cost of medical, dental, and vision premiums (12 months), additional stock option and restricted stock awards vesting credit (12 months); and Mid-Term Executive Retention Plan vests (to extent that performance measures had been met).	Base salary and eligible prorated bonus; cost of medical, dental, disability, life insurance premiums for 12 months.

Feature	Wise	DeMovick	Zielinski	McGarry

Termination Without Cause or Constructive Termination Within Two Years Following a Change-in-Control	Pro rata portion of bonus if performance criteria achieved; lump sum payment equal to the sum of annual base salary plus target bonus if less than one year remains or lump sum payment equal to the sum of annual base salary plus target bonus multiplied by a fraction, the numerator of which is the number of days remaining in the term of this Agreement and the denominator of which is 365, if more than one year remains; cost of medical, dental, and vision premiums (36 months), Outstanding stock options vest. All unvested PSUs vest and are settled in cash.	Lump sum payment equal to base salary and target annual incentive bonus for lesser of one year or balance of contract term, cost of medical, dental, and vision premiums (12 months); full vesting of stock options, restricted shares and performance units.	Two times sum of base salary and average earned bonus for previous two calendar years immediately preceding year of termination (lump sum); cost of medical, dental, and vision premiums (24 months); and full vesting of stock options, restricted stock awards, and performance-based stock (including Mid-Term Executive Retention Plan). Gross-up of any taxes that may be imposed by Internal Revenue Code Section 4999 excise tax rules (see below).	Not applicable.
Change-in-Control Severance Cutback to Reduce Internal Revenue Code Section 4999 Excise Tax Gross-up	Not applicable.	Not applicable.	Should gross-up payment not exceed the lesser of (A) 110% of the greatest amount that could be paid without giving rise to any Excise Tax (the Safe Harbor Amount, as outlined in IRC Section 4999) or (B) $50,000, then no gross-up payment shall be made and the amounts payable shall he reduced so that the gross-up payment, in the aggregate, is reduced to the Safe Harbor Amount.	Not applicable.
Non-compete	Following a termination without cause or constructive termination (other than following a change in control of the Company), Wise will be subject to a one-year noncompetition and a continuing covenant not to disparage the Company.	Following a termination without cause or constructive termination (other than following a change in control of the Company), DeMovick will not compete with the company for a period of (1) year from date of termination.	Following voluntary termination or non-renewal of employment agreement may provide legal services or advice to an HMO, managed care or health insurance business in connection with engaging in the private practice of law, to the extent that such representation is not adverse to the interests of the Company.	Confidentiality agreement and non-compete during employment and for a period of 12 months following termination.

Feature	Wise	DeMovick	Zielinski	McGarry

Termination With Cause or Voluntary Resignation	Company will not be obligated to pay the Executive any amounts of compensation or benefits following the date of termination, except earned but unpaid Base Salary through the date of termination, which will be paid in a lump sum.	Same.(1)	Same.(1)	Same.(1)

Note: Chart does not include elements generally available to all employees through Company’s standard policy or ERISA-based qualified plans.

(1)	“Same” means that feature matches that provided in the Wise employment agreement.

(2)	Annual base salary amounts as of December 31, 2009.

2009 Directors’ Compensation

The Company compensates its non-employee directors pursuant to its Compensation Program for Non-Employee Directors (the “Program”), which it adopted effective January 1, 2006. The Company believes that, generally, the Program reflects practices that are common among our competitors in the managed care industry and other public companies. The program is a “cafeteria plan” that gives non-employee directors the choice of being paid his or her compensation in the form of cash, non-qualified stock options, restricted stock or a combination thereof and allows the directors, pursuant to the Deferred Compensation Plan for Non-Employee Directors (the “Director Deferred Compensation Plan”), to defer all or a portion of his or her compensation in the form of cash or stock units.

Under the Director Deferred Compensation Plan and the Program, compensation allocated to cash is limited to 50% of total compensation payable during the year (unless the Chairman waives the requirement) and is paid out quarterly in arrears. Compensation allocated to deferred cash is credited quarterly with interest based at the Company’s borrowing rate set at the beginning of each year. Compensation allocated to stock awards (non-qualified stock options, restricted stock or deferred stock units) are converted to awards of equivalent value determined by using the same method used by the Company to expense the awards for financial accounting purposes. Stock awards vest or the restrictions lapse in equal quarterly increments over the year compensation is payable. Stock awards, including stock units, are credited with any dividends, stock splits, reverse stock splits or other changes in the Company’s capitalization in accordance with the terms of the Amended and Restated 2004 Incentive Plan. Stock units are treated as if they were actual shares of the Company’s common stock, but are not evidenced by or convertible into any actual shares of the Company’s common stock until distribution.

Deferred compensation is not distributed until a non-employee director’s termination from service on the Board, upon his or her death, upon a change in control (as defined under section 409A of the Internal Revenue Code of 1986, as amended), or in the event of an unforeseeable emergency (causing severe financial hardship). Unvested restricted stock awards or non-qualified stock options fully vest upon death or disability. Vested non-qualified stock options are not transferable, except to immediate family members or by will or the laws of descent and distribution. Vested stock units are not transferable, except pursuant to a qualified domestic relations order or by will or the laws of descent and distribution.

Upon joining the Board, a new non-employee director receives a one-time initial grant of a non-qualified stock option to purchase 10,000 shares of common stock vesting in equal annual increments over four years beginning on the first anniversary of the grant date at an exercise price equal to the closing market price on the date of grant. Compensation for non-employee directors elected to the Board after January 1st is prorated.

Under the Program, each non-employee director receives an annual amount of $225,000 to be received for participation in the Board’s five regularly scheduled meetings and overall service as a director, but exclusive of committee and special board meeting fees and chair retainers, which are set forth in the table below. Each non-employee director elects the form of payment (cash, restricted stock, stock options or deferred cash or deferred stock units) before January 1st of each Program year.

The following table summarizes the components and amounts of the compensation package paid to eligible non-employee directors annually under the Program.

Non-employee Directors may elect the form and the timing of their compensation on an individual basis as summarized in the table below. All elections of the form of payment must be made in multiples of 25%. The table below summarizes the forms of compensation each individual non-employee director may select as well as certain material terms related to those forms of compensation.

Compensation Components	Board or Committee	Compensation

Annual Compensation for Attendance at Regular Board Meetings (paid/vested/deferred quarterly in arrears in accordance with the Program and includes compensation for five regularly scheduled Board meetings)	Board	$225,000
Annual Committee Chair Retainer (Paid annually in arrears)	Non-executive Chair of the Board	$125,000
	Lead Director	$25,000
	Chair of Audit Committee	$15,000
	Chair of Compensation Committee	$10,000
	Chair of N/CG Committee	$10,000
Attendance at In-Person Special Meeting	Board	$3,000
Attendance at In-Person Committee Meeting	Audit Committee	$3,000
(Regular or Special)	Compensation Committee	$3,000
	N/CG Committee	$1,500
Participation in Special Telephonic Meeting	Board	$1,000
	Audit Committee	$1,000
	Compensation Committee	$1,000
	N/CG Committee	$500
Participation in individual meetings with Chief Executive Officer	All Directors	$1,000
Reimbursement of Reasonable Travel Expenses	All Directors

New Director Stock Option Grant	New Director	$10,000 (non-qualified stock options vesting in equal increments over four years)
Health and Basic Life Insurance Coverage	All Non-Employee Directors (health insurance is voluntary; life insurance is automatic)

Non-employee Directors may elect the form and the timing of their compensation on an individual basis as summarized in the table below. All elections of the form of payment must be made in multiples of 25%. The table below summarizes the forms of compensation each individual non-employee director may select as well as certain material terms related to those forms of compensation.

Payment “Form”(1)	Maximum Allocation		Payment “Current”	Payment “Deferred”	Vesting

Cash	50	%(2)	Paid at the end of each quarter	Credited at the end of each quarter(3)	None.
Restricted Stock/Stock Units	100%		Granted at beginning of year	Stock Units deferred until termination of service of unforeseeable emergency	Quarterly over the year of service
Stock Options	100%		Granted at beginning of year	Exercisable when vested and subject to a 10-year term	Quarterly over the year of service

(1)	Value of non-qualified stock options, restricted stock awards and stock units determined in accordance with ASC 718.

(2)	Percentage limit may be waived with the approval of the Chairman of the Compensation Committee.

(3)	Deferred cash will be credited quarterly with interest based on the Company’s borrowing rate set at the beginning of each year (rate used for 2010 is 0.80%).

All directors are reimbursed by the Company for reasonable out-of-pocket expenses incurred in connection with attendance at Board or Committee meetings. Additionally, the Company has paid nominal travel expenses for family members of directors in connection with the directors’ attendance at certain business meetings with the Board or senior management.

The following table provides information concerning compensation paid or allocated to our directors during 2009:

	Fees Earned			All Other
	or Paid in Cash	Stock Awards	Option Awards	Compensation	Total
Name	($)	($)(1)	($)(1)	($)	($)

Joel Ackerman(2)	$32,014	$224,986	$—	$—	$257,000
John H. Austin, M.D(3)	$55,287	$47,289	$—	$—	$102,576
L. Dale Crandall(4)	$177,506	$56,246	$56,247	$—	$289,999
Lawrence N. Kugelman(5)	$158,506	$56,246	$56,247	$—	$270,999
Daniel N. Mendelson(6)	$20,014	$224,986	$—	$—	$245,000
Rodman W. Moorhead, III(7)	$149,507	$112,493	$—	$—	$262,000
Michael A. Stocker, M.D(8)	$16,342	$—	$16,329	$—	$32,671
Elizabeth E. Tallett(9)	$168,506	$56,246	$56,247	$—	$280,999
Timothy T. Weglicki(10)	$158,505	$—	$112,495	$—	$271,000
Allen F. Wise(11)	$46,935	$—	$—	$—	$46,935

(1)	Represents the fair value of the award on the grant date computed in accordance with ASC 718 for restricted stock and deferred stock units (in the Stock Awards column), and stock options (in the Option Awards column) granted in 2009.

(2)	Mr. Ackerman elected to receive his compensation of $225,000 under the Program for 2009 as follows: 100% in the form of 15,120 deferred stock units. He received additional cash compensation for the following: (i) $22,000 for Nominating/Corporate Governance Committee and special Board meeting fees, (ii) $10,000 annual retainer as Chair of the Nominating/Corporate Governance Committee and (iii) $14 residual cash in lieu of receiving a fractional share of stock under the Program.

(3)	Dr. Austin’s term expired on May 21, 2009 when he did not stand for re-election. He received pro rated compensation for his services as a director from January 1, 2009 to the end of the month in which he retired. For this period, he elected to receive his pro rata compensation under the Program for 2009 as follows: (i) 50% in the form of 3,178 shares of restricted stock and (ii) 50% in the form of cash in the amount of $47,287. He received additional cash compensation in the amount of $8,000 for special board meeting fees.

(4)	Mr. Crandall elected to receive his compensation of $225,000 under the Program for 2009 as follows: (i) 25% in the form of 8,471 non-qualified stock options at an exercise price of $14.88 per option, (ii) 25% in the form of 3,780 deferred stock units and (iii) 50% in the form of cash in the amount of $112,500. He received additional cash compensation for the following: (i) $55,000 for Compensation Committee, Audit Committee and special Board meeting fees, (ii) $10,000 annual retainer as Chair of the Compensation Committee and (iii) $6 residual cash in lieu of receiving fractional shares of stock under the Program.

(5)	Mr. Kugelman elected to receive his compensation of $225,000 under the Program for 2009 as follows: (i) 25% in the form of 3,780 shares of restricted stock, (ii) 25% in the form of 8,741 non-qualified stock options at an exercise price of $14.88 per option and (iii) 50% in the form of cash in the amount of $112,500. He received additional cash compensation for the following: (i) $31,000 for Audit Committee and special Board meeting fees, (ii) $15,000 annual retainer as Chair of the Audit Committee and (iii) $6 residual cash in lieu of receiving a fractional share of stock under the Program.

(6)	Mr. Mendelson elected to receive his compensation of $225,000 under the Program for 2009 as follows: (i) 100% in the form of 15,120 deferred stock units. He received additional cash compensation for the following: (i) $20,000 for Nominating/Corporate Governance Committee and special Board meeting fees and (ii) $14 residual cash in lieu of receiving a fractional share of stock under the Program.

(7)	Mr. Moorhead elected to receive his compensation of $225,000 under the Program for 2009 as follows: (i) 50% in the form of 7,560 shares of restricted stock, and (ii) 50% in the form of cash in the amount of $112,500. He received additional cash compensation as follows: (i) $37,000 for Compensation Committee and special Board meeting fees, and (ii) $7 residual cash in lieu of receiving a fractional share of stock under the Program.

(8)	Dr. Stocker was elected to the Board of Directors on November 9, 2009. His 2009 compensation was pro rated for his service on the Board from November 9, 2009 through December 31, 2009. For this period, he elected to receive his pro rata compensation as follows: (i) 50% in the form of 2,031 non-qualified stock options at an exercise price of $22.68 per option, (ii) 50% in the form of cash in the amount of $16,336, and (iii) $6 residual cash in lieu of receiving a fractional share of stock under the Program.

(9)	Ms. Tallett elected to receive her compensation of $225,000 under the Program for 2009 as follows: (i) 25% in the form of 8,471 non-qualified stock options at an exercise price of $14.88 per option, (ii) 25% in the form of 3,780 deferred stock units, and (iii) 50% in the form of cash in the amount of $112,500. She received additional cash compensation for the following: (i) $31,000 for Audit Committee and special Board meeting fees, (ii) $25,000 annual retainer as Lead Director and (iii) $6 residual cash in lieu of receiving fractional shares of stock under the Program.

(10)	Mr. Weglicki elected to receive his compensation of $225,000 under the Program for 2009 as follows: (i) 50% in the form of 16,942 non-qualified stock options at an exercise price of $14.88 per option and (iii) 50% in the form of cash in the amount of $112,500. He received additional cash compensation for the following: (i) $46,000 for Compensation Committee, Nominating/Corporate Governance Committee and special Board meeting fees and (ii) $5 residual cash in lieu of receiving fractional shares of stock under the Program.

(11)	Mr. Wise received cash compensation for his services as a non-employee director and Chair of the Board of Directors from January 1, 2009 through January 26, 2009, in the amount of $41,935. He received additional cash compensation as a non-employee director in the amount of $5,000 for special Board meeting fees. Mr. Wise forfeited 7,560 shares of restricted stock he had received on January 1, 2009 pursuant to his election under the Compensation Program for Non-Employee Directors. From January 27, 2009 through December 31, 2009, Mr. Wise was Chief Executive Officer of the Company. See pages 21 through 34 of this proxy statement for a description of Mr. Wise’s 2009 compensation as Chief Executive Officer of the Company.

Non-Employee Directors Stock Ownership Guidelines

The Company has adopted stock ownership guidelines for directors in order to further align the directors’ interests with the stockholders’ interests. Under these guidelines, non-employee directors should strive to hold $250,000 worth of Coventry common stock while serving as a director of the Company. New directors will have three years to attain this ownership threshold. Stock units held by a director under the director compensation program for a current fiscal year are included in calculating the value of ownership to determine whether this minimum ownership requirement has been met.

2009 Matching Charitable Contribution Program

Our Company believes that, as part of its mission and as a good corporate citizen, it is appropriate to support charitable organizations that serve community needs. Therefore, we have maintained a Matching Charitable Contribution Program, which is considered each year and adopted depending on the profitability of our Company during the year. The Matching Charitable Contribution Program is intended to encourage charitable giving by senior executives and directors to non-profit charitable organizations in the areas of health care, education and basic community needs. We had a profitable year in 2009 and, recognizing the difficult year that charitable organizations were facing, we offered the matching program for 2009 and increased the match over the prior year. Under the 2009 Matching Charitable Contribution Program, recipients were required to qualify as 501(c)(3) organizations. Our Company matched qualifying charitable contributions on a two-for-one basis for the first $20,000 contributed and on a one-for-one basis for the next $20,000 contributed, up to a maximum match of $60,000 per donor. Five charities per donor were eligible for a match.

Compensation Risk Assessment

Based on an analysis conducted by management and reviewed by our Compensation Committee, we do not believe that our compensation programs for employees generally are reasonably likely to have a material adverse effect on the Company.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Health Risk Partners.  Allen F. Wise, the Chief Executive Officer of the Company and Executive Chair of the Board, owns a majority interest in Health Risk Partners (“HRP”), a company that has entered into a contract to perform certain services for the Company. Rodman W. Moorhead, III and Timothy T. Weglicki, directors of the Company, own minority interests in HRP. HRP provides operational consulting, data processing, data reporting, and chart review/coding services, premium reconciliation and hierarchical condition categories revenue compliance related to the Company’s Medicare business. The contract commenced in 2008. During 2009, the Company paid approximately $12.2 million to HRP for services rendered under the contract. Consistent with the Company’s related persons transaction policy, disinterested members of the Board’s Nominating and Corporate Governance Committee, as well as disinterested members of the entire Board, have determined that the terms of the Company’s contract with HRP are fair and competitive with market rates for such services.

PROPOSAL 2:

RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

Under the Sarbanes-Oxley Act of 2002 and the rules and regulations thereunder and the Company’s Audit Committee Charter, as amended, the Audit Committee has the sole responsibility and authority to appoint the Company’s independent auditors. The Audit Committee, comprised of independent members of the Board, has appointed Ernst & Young LLP, certified public accountants, to be the independent auditors of the Company for the fiscal year ending December 31, 2010 and requests stockholder ratification of this action. In taking this action, the Audit Committee considered the qualifications of Ernst & Young LLP, the past performance of Ernst & Young LLP since its retention by the Company in 2002, its independence with respect to the services to be performed and its qualifications and general adherence to professional auditing standards. A representative of Ernst & Young LLP is expected to be present at the meeting, will have an opportunity to make a statement if he desires to do so and is expected to respond to appropriate questions. If the appointment of Ernst & Young LLP is not ratified by the stockholders, the Audit Committee is not obligated to appoint other independent public accountants, but will reconsider the appointment.

Vote Required

An affirmative vote by the holders of a majority of the shares present or represented by proxy at the 2010 Annual Meeting is necessary to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2010.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010.

STOCKHOLDER PROPOSALS

The Company has received notice of the intention of stockholders to present three separate proposals for voting at the 2010 Annual Meeting. The text of these proposals and supporting statements appear as received by the Company. All statements contained in a stockholder proposal and supporting statement are the sole responsibility of the proponent of that stockholder proposal. The Company will provide the names, addresses and stock ownership (to the Company’s knowledge) of the proponents of any stockholder proposal included in our proxy statement upon oral or written request made to the Company’s Investor Relations Department, 6705 Rockledge Drive, Suite 900, Bethesda, MD 20817-1850.

Some of the stockholder proposals contain assertions about Coventry or other matters that Coventry believes are incorrect, but we have not attempted to refute all of those assertions. The Board recommends a vote against each of the following stockholder proposals based on broader policy reasons as set forth in Coventry’s statement in opposition following each stockholder proposal.

PROPOSAL 3:

POLITICAL CONTRIBUTIONS

Resolved, that the shareholders of Coventry (“Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1. Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2. Monetary and non-monetary political contributions and expenditures not deductible under Section 162(e)(1)(B) of the Internal Revenue Code, including but not limited to contributions to or expenditures on behalf of political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code and any portion of any dues or similar payments made to any tax exempt organization that is used for an expenditure or contribution if made directly by the corporation would not be deductible under Section 162(e)(1)(B) of the Internal Revenue Code. The report shall include the following:

a. An accounting through an itemized report that includes the identity of the recipient as well as the amount paid to each recipient of the Company’s funds that are used for political contributions or expenditures as described below;

b. Identification of the person or persons in the Company who participated in making the decisions to make the political contribution or expenditure; and

The report shall be presented to the Board of Directors, audit committee or other relevant oversight committee and posted on the Company’s website to reduce costs to shareholders.

Stockholder Supporting Statement

As long-term shareholders of Coventry, we support transparency and accountability in corporate spending on political activities. These activities include direct and indirect political contributions to candidates, political parties or political organizations; independent expenditures; or electioneering communications on behalf of a federal, state or local candidate.

Disclosure is consistent with public policy, in the best interest of the company and its shareholders, and critical for compliance with recent federal ethics legislation. Absent a system of accountability, company assets can be used for policy objectives that may be inimical to the long-term interests of and may pose risks to the company and its shareholders.

However, relying on publicly available data does not provide a complete picture of the Company’s political expenditures. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In many cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political contributions, including payments to trade associations and other tax exempt organizations. This would bring our Company in line with a growing number of leading companies, including Hewlett-Packard, Aetna and American Electric Power and support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets. Thus, we urge your support for this critical governance reform.

Coventry’s Statement in Opposition to Proposal 3

The Board of Directors recommends that you vote AGAINST this proposal for the following reasons:

Coventry rarely engages in the political process through political contributions. During the last four calendar years (2006 through 2009), the amounts of political contributions made by Coventry, either directly or indirectly, totaled only $71,000. On average, that is only $17,500 per year. This de minimus amount, however, is unusually high for Coventry and reflects the plenitude of health care reform legislation introduced at both the state and federal levels during recent years. In typical years, the amount of political contributions made by Coventry is less than $10,000.

On the rare occasions when Coventry does use corporate funds to make a political contribution, it is because Coventry has identified proposed legislation or regulation that, if enacted, would be particularly harmful to the business interests of Coventry and its stockholders. Since Coventry’s core business is the operation of local health plans, the majority of Coventry’s political contributions are made at the state and local level to those elected officials who support the business interests of our local health plans. The remainder of Coventry’s political contributions tend to be to federal legislators in states in which Coventry does business.

While transparency and accountability in corporate spending on political activities is a laudable objective, we do not believe Coventry, with its de minimus contributions and general philosophy of staying out of the political arena unless stockholder interests require it, would benefit its shareholders by producing the semi-annual report suggested by this proposal. Additionally, we believe that numerous federal, state and local laws and regulations governing political contributions and disclosure of the same provide adequate avenues of gaining information for stockholders interested in our activities in this area. The resources required to produce the semi-annual report would be an unnecessary use of the Company’s resources, especially when the costs of those resources would probably approach the amount of political contributions made each year by Coventry.

FOR THE REASONS STATED ABOVE, COVENTRY’S BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 3.

PROPOSAL 4:

REPORT ON PAY DISPARITY

WHEREAS shareholders, the government, citizens and investors are increasingly concerned about seemingly out of control growth in compensation packages for top executives at certain U.S. corporations. Often times these packages reveal a greatly increased pay gap between highest and lowest paid employees.

However “extravagant executive pay” may be, Business Week (09.01.08) indicates that it seems to be the norm. It stated: “Chief executive officers at companies in the Standard & Poor’s 500-stock index earned more than $4,000 an hour each last year.” It noted that the approximate time that an S&P 500 CEO worked 3 hours in 2007 “to earn what a minimum-wage worker earned for a full year.”

Compounding this disparity, many employers have shifted a greater share of the overall health costs onto employees and their families. This makes lower-wage employees bear the burden of increased premiums, higher deductibles and out-of-pocket expenses. A McKinsey Global Institute study (April, 2009) showed that increased health benefit costs have negatively impacted lower wage employees more than higher income employees.

As shareholders concerned about all our employees, we note that executive severance packages, including continuing health care benefits, are benefits usually not available to other laid off employees.

As part of its overall compensation package, companies like Kraft have asked executives with the highest salaries to pay health care premiums up to four times that of the lowest paid workers for the same insurance.

Recently, in light of concerns about possible excessive profiteering in their industry, various health care companies have been asked to produce compensation information by House Energy and Commerce Chair Henry Waxman.

Consequently, as shareowners, we seek the following information to better understand our company’s total compensation benefits (including health benefits), for executives and average employees:

RESOLVED: shareholders request the Board’s Compensation Committee initiate a review of our company’s executive compensation policies and make available, upon request, a report of that review by October 1, 2010

(omitting confidential information and processed at a reasonable cost). We request that the Committee consider including in the report:

1. A comparison of the total compensation package of our company’s top executives and our lowest paid employees (including health care benefits and costs), in the United States in July 2000, July 2004 and July 2009.

2. An analysis of any changes in the relative size of the gap between the two groups and an analysis and rationale justifying any such trend.

3. An evaluation of whether our top executive compensation packages (including, options, benefits, perks, loans, health care, and retirement agreements) would be considered “excessive” and should be modified to be kept within reasonable boundaries.

4. An explanation of whether any such comparison of compensation packages (including health care benefits) of our highest and lowest paid workers, invites changes in executive compensation, including health care benefits for departing executives, to more reasonable and justifiable levels, and whether the Board should monitor the results of this comparison in the future — with greater equity as the goal.

Coventry’s Statement in Opposition to Proposal Number 4

The Board of Directors recommends that you vote AGAINST this proposal for the following reasons:

Coventry recognizes that all of its employees make important contributions to the Company’s success. We work diligently to ensure that all employees are compensated fairly according to their responsibilities, their individual performance, and their ability to impact overall corporate performance, taking into account competitive, geographic and market factors. We regularly conduct surveys using pay data from nationally recognized firms to determine whether or not base salaries for our non-executive employees are competitive with those paid by our industry peers.

Performance, both at the company and individual level, is the primary criterion used to determine the amount of incentive compensation awards. Not surprisingly, senior executives with the most responsibility in our organization have the largest percentage of their potential compensation “at risk” based on achievement of both company and individual performance. Non-executive employees have less of their pay “at risk,” although approximately 60% of our employees participate in incentive plans that provide them with opportunities to earn additional compensation for achieving company and individual goals.

Our Compensation Committee, which is comprised solely of independent directors, oversees all compensation awarded to our senior executives and the equity and employee benefit plans and programs in which they participate. The Compensation Committee reviews the performance of our senior executives in achieving our goals to ensure that they are reasonably compensated. We refer you to the Compensation Discussion and Analysis portion of this proxy statement, and the accompanying tables, for details as to our executive compensation philosophy and how we implement that philosophy.

We believe that our compensation practices are fair as applied to both our executives and non-executives. Consequently, the Board of Directors believes that implementation of this proposal would impose a significant time, cost and resource burden on Coventry, while not providing any reasonable benefit to Coventry or its stockholders.

FOR THE REASONS STATED ABOVE, COVENTRY’S BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 4.

PROPOSAL 5:

MULTIPLE PERFORMANCE METRICS

WHEREAS: Mercer recommends, among a list of ten actions that companies should take in 2010 to “drive business performance, secure key talent and withstand public scrutiny”, that performance metrics “cover the range of relevant dimensions of performance” (“Achieving Executive Compensation Success in 2010”);

WHEREAS: The Conference Board Task Force on Executive Compensation (September 2009) recommends that a pay for performance program include an “appropriate mix” of performance metrics that has been evaluated for risk, assesses company and executive performance, and help to drive achievement of company and business strategy and sustainable performance;

WHEREAS: Many companies (two-thirds of the top 300 publicly traded companies) use multiple performance measures to set short-term incentive pay;

WHEREAS: In 2008, the Company awarded annual incentive payments based on a single performance metric, earnings per share (EPS);

WHEREAS: The Company received weak pay for performance ratings from rating agencies Glass Lewis and Governance Metrics International;

RESOLVED: Shareholders request that the Compensation Committee of the Board of Directors, in setting performance measures for top executives, include multiple weighted metrics that correctly reflect both individual and business accomplishments over an established multiyear period; and, excluding proprietary information, disclose to the shareholders any changes made in the basket of metrics during the multiyear period.

SUPPORTING STATEMENT

Performance metrics and targets may have contributed to excessive risk-taking, volatile compensation and the near-economic collapse. Companies try to offset the downside of volatile compensation by changing metrics; their definitions; their targets; repricing options; and increasing non-performance based incentive pay through retention, guaranteed, sign-on, and discretionary bonuses. Choosing a single variable, such as share price, earnings per share or total shareholder return puts all the risk/reward in one variable. A diligently selected basket of variables, that is tested and validated for correlation between pay and performance, like an index, may help to moderate volatility and the tendency to take excessive risk.

Coventry Health Care identified a basket of eleven possible performance measures but selected only one, EPS, to set target goals for incentive pay. The company does not explain why EPS is the only and most appropriate measure of performance. Although EPS did not meet the 90% threshold for bonuses, the company distributed one-time retention grants of time-based restricted stocks.

Coventry’s Statement in Opposition to Proposal 5

The Board of Directors recommends that you vote AGAINST this proposal for the following reasons:

We recommend that you vote against this proposal because we believe that EPS is an appropriate funding trigger for our annual incentive payments. We also believe that the proponent of this proposal does not understand that in determining the amount of such payments, Coventry does indeed take into account individual performance factors and does not take an “EPS-only approach.” Our Compensation Discussion and Analysis in this proxy statement explains in detail our use of EPS and other performance factors.

We established an EPS target as the trigger in 2008 only after careful consideration of a variety of other metrics. As a formula, EPS is determined by a number of important underlying performance metrics such as revenue, net income, SG&A initiatives, profit margins and dilution. We believe EPS to be the single most important performance measure tracked by our stockholders. Furthermore, we believe that there are advantages to an incentive program that focuses the senior management team on one, all-encompassing trigger, which is readily understood by the investment community, while still reflecting a variety of different and interrelated performance measures.

However, we do not take an “EPS-only” approach.  EPS performance is the funding “trigger” for incentive payments but is not the sole determinant of individual payouts. In determining payouts, we take into account a variety of individual performance factors such as the demonstration of leadership; effectiveness of mentoring; contributions to succession planning; strategic and operational initiatives and contributions to integration of newly-acquired businesses.

Our Compensation Committee has reviewed alternative compensation programs that use multiple performance measures (such as EPS at business unit levels, revenue, membership growth) and weights bonuses based on these multiple measures. Under these systems, bonuses can still be earned if not all triggers are achieved and overall company performance is not satisfactory. We are not convinced that this is the best approach and we believe that a shift to this kind of approach could signal to investors that we no longer have confidence in our Company’s ability to achieve the challenging EPS goals that it sets.

We assess the continued appropriateness of the EPS funding trigger on an annual basis, both as it pertains to the annual incentive program and within the context of the entire incentive compensation program. We believe that this continuous review, coupled with the concurrent use of other forms of incentive compensation with varying vesting schedules, caps on the amount of incentive payments, and time horizons, provide appropriate counterbalances to discourage executives from taking excessive or unnecessary risks that might threaten the value of the Company.

FOR THE REASONS STATED ABOVE, COVENTRY’S BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 5.

Vote Required

An affirmative vote by the holders of a majority of the shares present or represented by proxy at the 2010 Annual Meeting is required to approve Proposals 3, 4 and 5.

FEES PAID TO INDEPENDENT AUDITORS

Fees for all services provided by Ernst & Young LLP for 2008 and 2009, respectively, are set forth below (rounded to the nearest thousand). The Company has paid all such fees.

Audit Fees

Audit fees billed for the fiscal years 2008 and 2009 audits of the Company’s annual consolidated financial statements and internal controls over financial reporting under the Sarbanes-Oxley Act of 2002, Section 404, review of Forms 10-Q and services provided in connection with SEC registration statements aggregated $5,993,000 and $5,932,000, respectively.

Audit-Related Fees

Audit-related fees billed for the fiscal years 2008 and 2009 for assurance and related services aggregated $126,000 and $252,000, respectively. The services for 2008 included retirement plan audits as well as various state Departments of Insurance workpaper reviews. The services for 2009 included retirement plan audits, accounting consultations related to acquisitions and disposals, various state department of insurance workpaper reviews, Centers for Medicare and Medicaid Services Preferred Provider Organization demonstration audits and Form S-8 filing.

Tax Fees

Tax fees billed for the fiscal years 2008 and 2009 for tax compliance, tax advice and tax research aggregated $154,000 and $161,500, respectively.

All Other Fees

Fees billed for all other services rendered for fiscal years 2008 and 2009 aggregated $6,000 for each year for access to the Ernst & Young LLP online research software.

Procedures for Pre-approval of Independent Auditor Services

The Audit Committee has adopted a policy regarding the pre-approval of audit and permitted non-audit services to be performed by the Company’s independent auditors, Ernst & Young LLP. The Audit Committee annually reviews and considers a written proposal from the independent auditors setting forth the scope of services to be provided, including whether the services are for audit and audit related services, tax services or other services that are permissible and other required communications. If permitted by applicable law and appropriate, the Audit Committee will approve the services. The Audit Committee has pre-approved certain permitted services to be performed by Ernst & Young LLP if required during the year. These permitted services would include only audit, audit related or tax compliance and research services. The Audit Committee and the Company believe these services are consistent with Ernst & Young LLP’s role as independent auditor and tax adviser. Thereafter, the Audit Committee will, as necessary, consider and, if permitted by applicable law and appropriate, approve the provision of additional audit and/or non-audit services not previously approved. The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve, on a case-by-case-basis, proposed services that are clearly permitted by law. None of the engagements approved by the Audit Committee during 2008 and 2009 made use of the de minimus exception to pre-approval contained in the applicable rules of the SEC. The Audit Committee pre-approved 100% of all services described above.

REPORT OF THE AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS

The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls and processes for monitoring compliance with laws and regulations and the Company’s established Compliance and Ethics Program. The Audit Committee is composed of independent directors, as defined under the listing standards of the New York Stock Exchange, and acts under a written charter in compliance with the Sarbanes-Oxley Act of 2002 and other regulations adopted by the SEC and the New York Stock Exchange.

Audit Committee Disclosures

With respect to the fiscal year ended December 31, 2009, the Audit Committee hereby reports as follows:

1. The Audit Committee has reviewed and discussed the audited financial statements with the Company’s management.

2. The Audit Committee has discussed with its independent auditors, Ernst & Young LLP, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3. The Audit Committee has received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with the independent accountants the independent accountants’ independence. In addition, the Audit Committee has discussed and considered whether the provision of non-audit services by the Company’s principal auditor, as described above, is compatible with maintaining auditor independence.

4. Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Company’s Board of Directors the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the SEC.

COVENTRY HEALTH CARE
AUDIT COMMITTEE
 Lawrence N. Kugelman, Chair
L. Dale Crandall
Elizabeth E. Tallett

STOCKHOLDER PROPOSALS

The Company’s Bylaws, as amended, provide that the Annual Meeting of Stockholders is to be held on the third Thursday in May, unless the Chair of the Board designates a different date. The 2011 annual meeting of stockholders is expected to be held on May 19, 2011, although this date may be subject to change. Eligible stockholders interested in submitting a proposal for inclusion in the proxy materials for the annual meeting of stockholders in 2011 may do so by following the procedures prescribed in SEC Exchange Act Rule 14a-8. In order to be considered timely for inclusion in the Company’s proxy materials for the 2011 Annual Meeting of Stockholders, stockholder proposals must be received by the Company at 6705 Rockledge Drive, Suite 900, Bethesda, Maryland 20817-1850, addressed to the Corporate Secretary of the Company, not later than December 10, 2010. Eligible stockholders interested in submitting a matter to be brought before the Company’s 2011 annual meeting may do so by following the procedures prescribed in the Company’s Bylaws. In order for the proposal to be considered timely for the Company’s 2011 annual meeting, such stockholder proposal must be received by the Company at the address stated above not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders (i.e. not earlier than January 20, 2011 and not later than February 18, 2011); provided, however, that if the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 60 days after such anniversary date, then to be timely such notice must be received no later than the close of business on the later of 70 days prior to the date of the meeting or 10 days following the day on which public announcement of the meeting was made.

COST OF ANNUAL MEETING AND PROXY SOLICITATION

The Company pays the costs of soliciting proxies.  These costs include the expense of preparing, assembling, printing and mailing the Notice to stockholders of record and beneficial owners, mailing printed proxy materials to stockholders who specifically request them, and reimbursements paid to brokerage firms and others for their reasonable out-of-pocket expenses for forwarding proxy materials to stockholders and obtaining beneficial owners’ voting instructions. In addition to soliciting proxies by mail and the internet, directors, officers and employees may solicit proxies on behalf of the Company, personally or by telephone, without additional compensation. The Company will also solicit proxies by e-mail from stockholders who are employees of the Company or who previously requested receipt of proxy materials electronically.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) requires the Company’s officers, directors and stockholders owning ten percent or more of the Company to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange, and to furnish the Company with a copy. Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company for 2009 pursuant to Rule 16a-3(e) of the Exchange Act and written representations from reporting persons that all required reports had been filed, the Company believes that all reporting persons filed the required reports on a timely basis, except that Dale B. Wolf, former Chief Executive Officer, had one late report for one transaction, and Allen F. Wise had two late reports for three transactions relating to the accumulation of shares of Coventry stock in his 401(K) plan account, the forfeiture of his non-employee director restricted stock award upon becoming Chief Executive Officer, and a system error that deleted shares Mr. Wise owns and had previously correctly reported.

OTHER MATTERS

The Board does not know of any other matters that may come before the 2010 Annual Meeting. However, if any other matters are properly brought before the meeting, the persons named in the accompanying proxy intend to vote the proxy in accordance with their judgment on such matters. The enclosed proxy confers discretionary authority to take action with respect to any additional matters that may come before the 2010 Annual Meeting.

A list of stockholders of record entitled to be present and vote at the 2010 Annual Meeting will be available at the offices of the Company in Bethesda, Maryland for inspection by stockholders during regular business hours from May 3, 2010 to the date of the 2010 Annual Meeting. The list will also be available during the 2010 Annual Meeting for inspection by stockholders who are present.

YOUR REPRESENTATION AT THE 2010 ANNUAL MEETING IS IMPORTANT. PLEASE VOTE IN ORDER TO ASSURE THE PRESENCE OF THE NECESSARY QUORUM. YOU MAY VOTE BY TOLL-FREE TELEPHONE, BY THE INTERNET OR, IF YOU REQUESTED PRINTED MATERIALS, BY COMPLETING, DATING, SIGNING AND RETURNING THE ACCOMPANYING PROXY CARD PROMPTLY IN THE ENVELOPE PROVIDED. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES. THE SUBMISSION OF THE PROXY CARD WILL NOT PREVENT YOUR ATTENDING THE MEETING AND VOTING IN PERSON, SHOULD YOU SO DESIRE.

By Order of the Board,

ALLEN F. WISE
Chief Executive Officer

VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and COVENTRY HEALTH CARE, INC. follow the instructions to obtain your records and to create an electronic voting ATTN: CORPORATE SECRETARY instruction form. 6705 ROCKLEDGE DRIVE SUITE 900 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy BETHESDA, MD 20817 materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M22602-P92201 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY COVENTRY HEALTH CARE, INC. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE LISTED NOMINEES. 1. ELECTION OF CLASS I DIRECTORS For Against Abstain Nominees: a. L. Dale Crandall 0 0 0 b. Elizabeth E. Tallett 0 0 0 THE BOARD OF DIRECTORS RECOMMENDS A For Against Abstain VOTE “AGAINST” ITEMS 3, 4 AND 5. c. Allen F. Wise 0 0 0 3. Stockholder Proposal: Political Contributions 0 0 0 d. Joseph R. Swedish 0 0 0 4. Stockholder Proposal: Pay Disparity 0 0 0 ELECTION OF CLASS II DIRECTOR 5. Stockholder Proposal: Multiple Performance Metrics 0 0 0 Nominee: e. Michael A. Stocker, M.D. 0 0 0 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2. 2. Proposal to ratify the appointment of Ernst & 0 0 0 Young LLP as the Company’s independent auditors for 2010. For address changes and/or comments, please check this box and 0 write them on the back where indicated. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com. M22603-P92201 COVENTRY HEALTH CARE, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS MAY 20, 2010 The stockholder(s) hereby appoint(s) Allen F. Wise and Shirley R. Smith, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) each or either of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Coventry Health Care, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 a.m., Eastern Time, on May 20, 2010, at the Four Seasons Hotel Washington DC, 2800 Pennsylvania Avenue NW, Washington, DC 20007, and any adjournment or postponement thereof. Address Changes/Comments: ___(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) THIS PROXY, WHEN PROPERLY EXECUTED, DATED AND RETURNED WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S) ON THE REVERSE SIDE. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, “FOR” PROPOSAL 2 AND “AGAINST” PROPOSALS 3, 4 AND 5. THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON ALL MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF, UTILIZING THEIR OWN DISCRETION. CONTINUED AND TO BE SIGNED ON REVERSE SIDE